As filed with the United States Securities and Exchange Commission on January 4, 2002.

                                       Registration No. 333-72760



               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                        AMENDMENT NO. 1
                               TO
                            FORM S-3
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933






              Freeport-McMoRan Copper & Gold Inc.
                       FCX Investment Ltd.
     (Exact name of registrant as specified in its charter)


             Delaware            1615 Poydras Street           74-2480931
         (State or other      New Orleans, Louisiana 70112  (I.R.S. Employer
jurisdiction of incorporation     (504) 582-4000          Identification Number)
         or organization)    (Address, including zip code,
                            and telephone number, including
                              area code, of registrant's
                             principal executive offices)





      Richard C. Adkerson                            Copy to:
 President and Chief Financial Officer         L. R. McMillan, II
 Freeport-McMoRan Copper & Gold Inc.        Jones, Walker, Waechter,
       1615 Poydras Street              Poitevent, Carrere & Denegre, L.L.P.
    New Orleans, Louisiana 70112         201 St. Charles Avenue, 51st Floor
         (504) 582-4000                    New Orleans, Louisiana 70112
  (Name, address, including zip                  (504) 582-8188
      code, and telephone
   number, including area code,
      of agent for service)




Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.




     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. o
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. x
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. o


                CALCULATION OF REGISTRATION FEE


                                  Proposed     Proposed
                                  maximum      maximum
  Title of each        Amount     offering     aggregate
class of securities    to be      price per    offering         Amount of
 to be registered    registered     unit         price       registration fee
-----------------------------------------------------------------------------
8 1/4% Convertible
 Senior Notes
 due 2006         $603,750,000(1) $ 998.75(2) $602,995,313(2)  $150,750*
Class A Common
 Stock              42,220,280(3) $   -   (5) $      -    (5)  $    -  (5)
Class B Common
 Stock              42,220,280(4) $   -   (5) $      -    (5)  $    -  (5)
Guarantees               -            -              -              -  (6)
-----------------------------------------------------------------------------


* Previously paid.


(1)Equals the aggregate principal amount of notes that were originally issued by the registrant on August 7, 2001.

(2)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the bid and asked price for the securities.

(3)The number of shares of class A common stock to be issued upon conversion of the convertible notes based on an initial conversion price of $14.30 per share is 42,220,280. In addition, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the convertible notes, as such amount may be adjusted due to stock splits, stock dividends and anti-dilution provisions, and otherwise in accordance with the indenture.

(4)The number of shares of class B common stock to be issued upon conversion of the convertible notes based on an initial conversion price of $14.30 per share is 42,220,280. In addition, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the convertible notes, as such amount may be adjusted due to stock splits, stock dividends and anti-dilution provisions, and otherwise in accordance with the indenture.

(5)No separate consideration will be received for the class A and class B common stock issuable upon conversion of the notes; therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(6)As co-issuers and co-obligors of the convertible notes, Freeport-McMoRan Copper & Gold Inc. and FCX Investment Ltd. are jointly and severally liable for the obligations under the convertible notes and, as such, each effectively guarantees the other's obligations. The recipients of the convertible notes paid no additional consideration for the guarantee of Freeport-McMoRan Copper & Gold Inc.'s obligations by FCX Investment Ltd. and the guarantee of FCX Investment Ltd.'s obligations by Freeport-McMoRan Copper &
   Gold Inc.   Pursuant to Rule 457(n) under the Securities Act,
   no separate registration fee is payable with respect to the guarantees.

                        ________________


     The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and does not solicit an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                           Prospectus

         Subject to completion, dated January  __, 2002

               Freeport-McMoRan Copper & Gold Inc.
                       FCX Investment Ltd.

                          $603,750,000
              8 1/4% Convertible Senior Notes due 2006

               Freeport-McMoRan Copper & Gold Inc.
                      Class A Common Stock
                      Class B Common Stock


     Freeport-McMoRan Copper & Gold Inc. and its wholly owned subsidiary, FCX Investment Ltd., issued the notes at an issue price of $1,000 per note in a private placement in August 2001. This prospectus may be used by selling securityholders to resell notes or shares of our common stock into which the notes are convertible.

     Freeport-McMoRan Copper & Gold Inc. and FCX Investment Ltd. are jointly and severally liable for the obligations under the notes. Except with respect to descriptions of the notes, the terms "we," "us," "our" and "the company" refer only to Freeport-McMoRan Copper & Gold Inc.

     The notes are convertible at the option of the holder at any time on or prior to maturity into, at the option of the holder, shares of class A or class B common stock of the company. The notes are convertible at a conversion price of $14.30 per share, which is equal to a conversion rate of 69.9301 shares of class A or class B common stock per $1,000 principal amount of notes, subject to adjustment. On January 3, 2002, the closing prices of our class A and class B common stock as reported on the New York Stock Exchange were $12.55 and $13.18 per share, respectively.

     We will pay interest on the notes on January 31 and July 31 of each year, beginning January 31, 2002. The notes will mature on January 31, 2006. We may redeem some or all of the notes at any time after July 31, 2004 at the redemption prices described in this prospectus.

     The notes are our unsecured (except as described below) and unsubordinated obligations and rank on a parity in right of payment with all our existing and future unsecured and unsubordinated indebtedness. In addition, the notes will effectively rank junior to our secured indebtedness and our subsidiaries' liabilities. For further information, we refer you to the section of the prospectus entitled "Description of the Notes - Ranking."

     FCX Investment has pledged a portfolio of U.S. government securities as security for the first six scheduled interest payments on the notes.

     Our class A and class B common stock are traded on the New
York Stock Exchange under the symbols "FCXA" and "FCX," respectively.

     Investing in the notes involves significant risks that are described in the "Risk Factors" section beginning on page 10 of this Prospectus.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

        The date of this prospectus is January __, 2002.
                       Table of Contents

                                                             Page
Forward-Looking Statements                                      2
Summary                                                         3
Selected Historical Consolidated Financial and Operating Data   8
Risk Factors                                                   10
Refinancing Transactions                                       17
Use of Proceeds                                                20
Dividend Policy                                                20
Ratio of Earnings to Fixed Charges                             20
Description of the Notes                                       21
United States Federal Income Tax Considerations for Investors  34
Description of Common Stock                                    37
Selling Securityholders                                        41
Plan of Distribution                                           45
Legal Matters                                                  47
Experts                                                        47
Where You Can Find Additional Information                      48


                    _______________________


     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the initial purchaser has not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, result of operations and prospects may have changed since that date. In addition, we are not, and the initial purchaser is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.


                   FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, both as amended. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including statements about anticipated sales volumes, production volumes, ore grades, capital expenditures and debt costs; statements of the plans, strategies and objectives of management for future operations; statements regarding future economic conditions or performance; statements regarding exploration activities; statements about political uncertainties, dealings with regulatory authorities or dealings with indigenous people; statements of belief; and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "plan" or "anticipate" and other similar words. Such forward-looking statements may be contained in the sections "Summary" and "Risk Factors," among other places.

     Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this prospectus. All forward-looking statements contained or incorporated by reference in this prospectus are made as of the date of this prospectus. Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update any forward-looking statement. Currently known risk factors include, but are not limited to, the factors described in this prospectus in the section "Risk Factors." We urge you to review carefully the section "Risk Factors" in this prospectus for a more complete discussion of the risks of an investment in the notes or the common stock into which the notes are convertible.

                              SUMMARY

     The following summary is qualified by the more detailed information appearing elsewhere in this prospectus or incorporated by reference and may not contain all of the information that is important to you.

                         Company Overview

     We are one of the world's largest copper and gold mining companies in terms of reserves and production. We believe we are one of the lowest cost copper producers in the world, after taking into account customary credits for related gold and silver production.

     Our principal operating subsidiary is PT Freeport Indonesia, a limited liability company organized under the laws of the Republic of Indonesia and domesticated in Delaware. PT Freeport Indonesia explores for, develops, mines and processes ore containing copper, gold and silver. Its operations are located in the remote rugged highlands of the Sudirman Mountain Range in the province of Irian Jaya (Papua), Indonesia, which is located on the western half of the island of New Guinea. PT Freeport Indonesia markets its concentrates containing copper, gold and silver worldwide. During 2000, PT Freeport Indonesia's share of production and sales totaled 1.4 billion pounds of copper and 1.9 million ounces of gold. For 2001, PT Freeport Indonesia's share of production and sales is expected to approximate 1.4 billion pounds of copper and nearly 2.6 million ounces of gold. We have an 85.86 percent ownership interest in this subsidiary and the Government of Indonesia has a 9.36 percent interest. PT Nusamba Mineral Industri, an Indonesian company, has most of the remaining ownership interest in PT Freeport Indonesia.

     PT Freeport Indonesia's operations are conducted pursuant to an agreement, called a Contract of Work, with the Government of Indonesia. The Contract of Work allows us to conduct extensive exploration, mining and production activities in a 24,700-acre area that we call Block A. In 1988 we discovered our largest mine, Grasberg, in Block A. Grasberg contains the largest single gold reserve and one of the largest copper reserves of any mine in the world. The Contract of Work also allows us to explore for minerals in a 0.5 million-acre area that we call Block B. At December 31, 2000, PT Freeport Indonesia's share of proved and probable reserves totaled 38.9 billion pounds of copper and 50.3 million ounces of gold, all of which are located in Block A.

     PT Freeport Indonesia's Contract of Work governs our rights and obligations relating to taxes, exchange controls, royalties, repatriation and other matters. The Contract of Work provides a 35 percent corporate income tax rate for PT Freeport Indonesia and a withholding tax rate of 10 percent (based on the tax treaty between Indonesia and the United States) on dividends and interest paid to us by PT Freeport Indonesia. The Contract of Work also provides for royalties on the metals that PT Freeport Indonesia sells.

     Another of our operating subsidiaries, PT Irja Eastern Minerals, which we refer to as Eastern Minerals, holds an additional Contract of Work in Irian Jaya (Papua) covering approximately 1.25 million acres and conducts exploration activities under this Contract of Work. We have a 94.9 percent ownership interest in Eastern Minerals.

     In 1996, we established joint ventures with Rio Tinto plc, an international mining company with headquarters in London, England. One joint venture covers PT Freeport Indonesia's mining operations in Block A. This joint venture gives Rio Tinto, through 2021, a 40 percent interest in certain assets and in production above specified levels from operations in Block A and, after 2021, a 40 percent interest in all production in Block A. Under our joint venture arrangements, Rio Tinto also has a 40 percent interest in future development and exploration projects under PT Freeport Indonesia's Contract of Work and Eastern Minerals' Contract of Work. In addition, Rio Tinto has the option to participate in 40 percent of any of our other future exploration projects in Irian Jaya (Papua).

     Under another joint venture agreement, we conduct exploration activities in an area covering approximately 0.5 million acres contiguous to PT Freeport Indonesia's Block B and one of Eastern Minerals' blocks. Rio Tinto has elected to participate in 40 percent of our interest and cost in the venture.

     We also smelt and refine copper concentrates in Spain, and market the refined copper products, through our wholly owned subsidiary, Atlantic Copper, S.A. Atlantic Copper produced 639.1 million pounds of new copper anodes during 2000. In addition, PT Freeport Indonesia has a 25 percent interest in PT Smelting, an Indonesian company that operates a copper smelter and refinery in Gresik, Indonesia. PT Smelting produced 383.2 million pounds of new copper anodes during 2000.

     For further information regarding the Contracts of Work, our joint venture agreements, our smelting and refining operations, and other aspects of our operations, we refer you to the section of our annual report on Form 10-K for the fiscal year ended December 31, 2000 entitled "Business and Properties," which is incorporated by reference into this prospectus.

     Our principal executive offices are located at 1615 Poydras
Street, New Orleans, Louisiana 70112 and our telephone number is
(504) 582-4000.

                       FCX Investment Ltd.

     FCX Investment Ltd. is a wholly owned finance subsidiary of the company incorporated as a Cayman Islands exempted limited liability company in June 2001. We established FCX Investment for the purpose of co-issuing the notes and purchasing and pledging U.S. government securities as security for the benefit of the holders of the notes. See "Description of the Notes." FCX Investment does not lease or own any material facilities or other property or engage in any other material operations. FCX Investment is restricted from issuing any capital stock to any person other than the company and its subsidiaries. FCX Investment's registered office is located at Harbour Centre, 4th Floor, George Town, Grand Cayman, Cayman Islands, British West Indies.

                     Refinancing Transactions

     We have amended our existing bank credit facilities to extend the maturities and to provide a mechanism for financing any obligations we may have under our guarantee of a $253.4 million loan to PT Nusamba Mineral Industri, an Indonesian company ("Nusamba"), from a syndicate of commercial banks, including JPMorgan Chase Bank as agent. We believe that these transactions, together with our cash flows from operations, will enable us to fund our planned capital expenditures and meet our debt maturities over the next several years.

     The following summarizes the terms of our amended credit facilities. For a more complete description, see "Refinancing
Transactions," in this prospectus.

     * aggregate commitments of $585.0 million, all of which will be available to PT Freeport Indonesia and $265.0 million of which will be available to the company;

     * aggregate commitments will be $734.0 million if we are called on to perform under our guarantee of the $253.4 million Nusamba loan, which we gave for the purpose of facilitating minority Indonesian ownership in our principal operating subsidiary, PT Freeport Indonesia;

     * required repayments from available cash and certain financing proceeds and, subject to certain availability requirements, reductions in commitments by those amounts;

     * conversion to a term loan on December 31, 2003, except for a $150.0 million revolver available for working capital purposes; maturity on December 31, 2005;

     * interest at LIBOR plus 4% with annual increases of 0.125%, subject to potential reductions if our credit ratings improve;

     * ability to fund our 7.20% senior notes due 2026, which we expect to be required to repay in November 2003;

     * limitations on the amount of preferred stock we may redeem and, if by August 2003 we have not extended the maturity of a specified amount of our redeemable preferred stock beyond 2005, then we will not thereafter be permitted to redeem or pay dividends on any of our preferred stock;

     * financial covenants providing for maximum debt to EBITDA levels and required debt service coverage ratios; and

     * prohibitions on our ability to repurchase and pay dividends on our common stock; limitations on investments, liens and capital expenditures to specified budgets; and a requirement to implement minimum hedging protection at certain copper prices.

                           The Offering

     The following is a brief summary description of the material terms of this offering. For a more complete description of the terms of the notes, see "Description of the Notes" and for a description of our common stock, see "Description of Common Stock."

Notes and
 common stock offered      Selling securityholders resale
                           of $603,750,000 aggregate  principal
                           amount of 8 1/4% Convertible Senior Notes due January 31, 2006 or shares of class
                           A or class B common stock issuable upon
                           conversion of the notes.

Maturity                   January 31, 2006

Interest                   8 1/4% per annum on the principal
                           amount, payable semiannually on January
                           31 and July 31, beginning on January
                           31, 2002.

Conversion rights          The notes are convertible, at the
                           option of the holder, at any time on or
                           prior to maturity into, at the option
                           of the holder, shares of class A or
                           class B common stock of the company at
                           a conversion price of $14.30 per share,
                           which is equal to a conversion rate of
                           approximately 69.9301 shares of class A
                           or class B common stock per $1,000
                           principal amount of notes. The
                           conversion rate is subject to
                           adjustment. See "Description of the
                           Notes - Conversion Rights."

Security FCX Investment has purchased and pledged to the trustee under the indenture, as security for the exclusive benefit of the holders of the notes, $139.8 million of U.S. government securities, which will be sufficient upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first six scheduled interest payments due on the notes. See "Description of the Notes
                           - Security."

Ranking The notes are unsecured (except as described above under "Security") and unsubordinated obligations and rank on a parity in right of payment with all our existing and future unsecured and unsubordinated indebtedness. The indenture under which the notes have been issued does not prevent us or our subsidiaries from incurring additional indebtedness, which may be secured by some or all of our assets, or other obligations. As of September 30, 2001, our secured indebtedness was $140.6 million and our unsecured and unsubordinated indebtedness was $955.9 million. In addition, we are structured as a holding company and conduct substantially all of our business operations through our subsidiaries. The notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries. As of September 30, 2001, our subsidiaries had aggregate indebtedness of $1.6 billion.

Optional redemption        We may redeem all or a portion of
                           the notes for cash at any time after
                           July 31, 2004 at the redemption prices
                           listed in this prospectus, plus accrued
                           and unpaid interest (including
                           liquidated damages, if any) to, but
                           excluding, the redemption date. See
                           "Description of the Notes - Redemption
                           of Notes at Our Option."

Change of control          Upon a change of control event, each
                           holder of the notes may require us to
                           repurchase some or all of its notes at
                           a repurchase price equal to 100% of the
                           principal amount of the notes plus
                           accrued and unpaid interest. The
                           repurchase price is payable:

                           * in cash; or

                           * at our option, subject to the
                             satisfaction of certain conditions,
                             in our class A or class B (at the
                             option of the holder) common stock.
                             The number of shares of common stock
                             will equal the repurchase price
                             divided by 95% of the average of the
                             closing sale prices of the applicable
                             common stock for the five consecutive
                             trading days ending on and including
                             the third day prior to the repurchase
                             date.

                           See "Description of the Notes - Change
                           of Control Permits Purchase of Notes at
                           the Option of the Holder."

Use of proceeds            The selling securityholders will
                           receive all of the proceeds from the
                           sale of the notes and common stock
                           under this prospectus.  We will not
                           receive any of the proceeds from the
                           sales by any selling securityholders of
                           notes or the underlying common stock.

Trading The notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. Our class A and class B common stock are traded on the New York Stock Exchange under the symbols "FCXA" and "FCX," respectively.

Risk Factors               See "Risk Factors" and the other
                           information in this prospectus for a
                           discussion of factors you should
                           carefully consider before deciding to
                           invest in the notes.

   SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following table sets forth our selected historical consolidated financial data as of and for the nine months ended September 30, 2001 and 2000, which have been derived from our unaudited consolidated financial statements, and as of and for each of the five fiscal years ended December 31, 2000, which have been derived from our audited consolidated financial statements. EBITDA and the operating data presented in the following table are unaudited. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results for the full year. This data should be read in conjunction with our full financial statements and notes thereto, and management's discussion and analysis of financial condition and results of operations incorporated by reference into this prospectus.

                 Nine Months Ended
                   September 30,
                ----------------------
                   2001        2000
                ----------  ----------
             (Financial Data in Thousands,
               Except Per Share Amounts)
Financial Data
Revenues        $1,426,584  $1,338,777
Operating
 income            449,856     273,291(a)
Net income
 (loss)
 applicable to
 common stock       78,579     (18,564)(a)
Basic net
 income (loss)
 per common
 share                 .55        (.12)(a)
Diluted net
 income (loss)
 per common share      .54        (.12)(a)
Dividends paid
 per common share        -           -
Basic average
 shares
 outstanding       143,944     156,597
Diluted average
 shares
 outstanding       144,907     156,597
At End of Period:
Property, plant
 and equipment,
 net             3,206,402   3,261,301
Total assets     4,035,684   3,981,173
Total debt       2,069,802   2,271,959
Redeemable
 preferred stock   462,504     475,005
Stockholders'
 equity            109,035      14,144
Other Financial Data:
Interest
 expense, net      129,945     153,287
EBITDA(f)          599,280     423,712
Cash flow from
 operating
 activities(g)     475,117     304,921
Capital
 expenditures      118,782     132,044
Cash flow
 provided by
 (used in)
 financing
 activities       (196,239)   (173,610)

PT Freeport
 Indonesia
 Operating
 Data, Net of
 Rio Tinto's
 Interest
Copper
 Production
  (000s of
  recoverable
  pounds)        1,077,200     958,300
 Sales (000s
  of recoverable
  pounds)        1,073,800     950,400
 Average
  realized price
  (per pound)         $.70        $.83
 Net cash
  production
  cost cents           2.6        29.8
  per pound

Gold
 Production
  (recoverable
  ounces)        2,156,200   1,191,500
 Sales
  (recoverable
  ounces)        2,144,600   1,197,400
 Average
  realized price
  (per ounce)      $268.70     $281.02


                                 Years Ended December 31,
                -------------------------------------------------------------
                   2000        1999         1998         1997         1996
                ----------  ----------   ----------   ----------   ----------
                              (Financial Data in Thousands,
                                Except Per Share Amounts)
Financial Data
Revenues        $1,868,610  $1,887,328   $1,757,132   $2,000,904   $1,905,036
Operating
 income            478,700(a)  568,242(b)   577,947(c)   657,738(d)   637,309(e)
Net income
 (loss)
 applicable to
 common stock       39,500(a)  100,787(b)   118,317(c)   208,541(d)   174,680(e)
Basic net
 income (loss)
 per common
 share                 .26(a)      .62(b)       .67(c)      1.06(d)       .90(e)
Diluted net
 income (loss)
 per common share      .26(a)      .61(b)       .67(c)      1.06(d)       .89(e)
Dividends paid
 per common share        -           -          .20          .90          .90
Basic average
 shares
 outstanding       153,997     163,613      175,353      196,392      194,910
Diluted average
 shares
 outstanding       154,519     164,567      175,354      197,653      196,682
At End of Period:
Property, plant
 and equipment,
 net              3,248,710   3,381,465    3,504,221    3,558,736    3,106,042
Total assets      3,950,741   4,082,916    4,192,634    4,152,209    3,865,534
Total debt        2,190,025   2,148,259    2,456,793    2,388,982    1,562,916
Redeemable
 preferred stock    475,005     487,507      500,007      500,007      500,007
Stockholders'
 equity              37,931     196,880      103,416      278,892      675,379
Other Financial Data:
Interest
 expense, net       205,346     194,069      205,588      151,720      117,291
EBITDA(f)           687,975     783,722      771,878      805,431      713,117
Cash flow from
 operating
 activities(g)      516,020     568,784      478,827      513,552      600,524
Capital
 expenditures       176,676     160,822      292,083      584,912      492,238
Cash flow
 provided by
 (used in)
 financing
 activities        (333,536)   (407,937)    (194,803)      50,906     (101,586)

PT Freeport Indonesia
 Operating Data, Net of
 Rio Tinto's Interest
Copper
 Production
  (000s of
  recoverable
  pounds)         1,388,100   1,428,100    1,427,300    1,166,500    1,118,800
 Sales (000s
  of recoverable
  pounds)         1,393,700   1,441,000    1,419,500    1,188,600    1,097,000
 Average
  realized price
  (per pound)          $.82        $.75         $.73         $.94(h)    $1.02(h)
 Net cash
  production
  cost cents           23.0         9.2         11.0         22.0         16.3
  per pound)

Gold
 Production
  (recoverable
  ounces)         1,899,500   2,379,100    2,227,700    1,798,300    1,695,200
 Sales
  (recoverable
  ounces)         1,921,400   2,423,900    2,190,300    1,888,100    1,698,900
 Average
  realized price
  (per ounce)       $276.06     $276.53      $290.57      $346.14(i)  $390.96(i)


                 Nine Months Ended
                   September 30,
                ----------------------
                   2001        2000
                ----------  ----------
             (Financial Data in Thousands,
               Except Per Share Amounts)
PT Freeport
 Indonesia, 100%
 Operating Data
Ore milled
(metric tons
 per day)          238,100     223,900
Average ore
 grade
 Copper(percent)      1.04         .99
 Gold (grams
  per metric ton)     1.53         .92
 Gold (ounce
  per metric ton)     .049        .030
Recovery rates
 (percent)
 Copper               87.1        87.1
 Gold                 89.0        83.7
Copper (000s of
 recoverable
 pounds)
 Production      1,237,200   1,112,600
 Sales           1,233,600   1,103,900
Gold
 (recoverable
 ounces)
 Production      2,816,200   1,470,800
 Sales           2,798,700   1,476,100


                                 Years Ended December 31,
                -------------------------------------------------------------
                   2000        1999         1998         1997         1996
                ----------  ----------   ----------   ----------   ----------
                              (Financial Data in Thousands,
                                Except Per Share Amounts)
PT Freeport
 Indonesia, 100%
 Operating Data
Ore milled
(metric tons
 per day)          223,500     220,700      196,400      128,600     127,400
Average ore
 grade
 Copper(percent)      1.07        1.12         1.30         1.37        1.35
 Gold (grams
  per metric ton)     1.10        1.37         1.49         1.51        1.52
 Gold (ounce
  per metric ton)     .035        .044         .048         .049        .049
Recovery rates
 (percent)
 Copper               88.2        84.6         86.9         85.4        83.8
 Gold                 84.3        83.7         85.3         81.4        77.1
Copper (000s of
 recoverable
 pounds)
 Production      1,636,700   1,630,700    1,721,300    1,166,500    1,118,800
 Sales           1,643,500   1,647,800    1,706,700    1,188,600    1,097,000
Gold
 (recoverable
 ounces)
 Production      2,362,600   2,993,100    2,839,700    1,798,300    1,695,200
 Sales           2,387,300   3,047,100    2,774,700    1,888,100    1,698,900

                                           _____________________


(a) Includes net charges totaling $12.4 million ($8.0 million to net income or $0.05 per share) consisting of $6.0 million for contribution commitments to support small business development programs within Irian Jaya (Papua) and $7.9 million for personnel severance costs, partly offset by a $1.5 million gain for the reversal of stock appreciation rights and related costs caused by the decline in our common stock price.

(b) Includes charges totaling $8.8 million ($5.7 million to net income or $0.03 per share) consisting of $3.6 million for an early retirement program, $1.4 million for costs of stock appreciation rights caused by the increase in our common stock price and $3.8 million for certain nonrecurring costs.

(c) Includes net charges totaling $9.1 million ($4.4 million to net income or $0.03 per share) associated with the sale of corporate aircraft.

(d) Includes a $25.3 million gain ($12.3 million to net income or $0.06 per share) for the reversal of stock appreciation rights and related costs caused by the decline in our common stock price.

(e) Includes charges totaling $17.4 million ($8.0 million to net income or $0.04 per share) consisting of $12.7 million for costs of stock appreciation rights caused by the increase in our common stock price, $3.0 million for costs related to a civil disturbance and $1.7 million for an early retirement program.

(f) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements. EBITDA may not necessarily be comparable to similarly titled measures reported by other companies as it is not calculated identically by all companies.

(g) Cash flow from operating activities represents net income before non-cash charges including depreciation and amortization, deferred income taxes, minority interests' share of net income, equity losses in PT Smelting and other non-cash costs. Changes in working capital also impact cash flow from operating activities.

(h) Amounts were $0.90 in 1997 and $0.97 in 1996 before hedging adjustments.

(i) Amounts were $326.08 in 1997 and $382.62 in 1996 before hedging adjustments.

                         RISK FACTORS

     An investment in any security involves risks. Accordingly, before purchasing any securities offered by this prospectus, you should carefully consider the following factors, as well as the other information about us and our business that is contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. This prospectus includes, and any accompanying prospectus supplement may include, "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are all statements other than statements of historical facts, such as statements regarding anticipated production volumes, sales volumes, ore grades, commodity prices, reserve estimates, capital expenditures, environmental reclamation and closure costs, political, economic and social conditions in our areas of operations, and exploration efforts and results. We caution you that these statements are not guarantees of future performance, and our actual results may differ materially from those projected, anticipated or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include the following:

                 Risks Related to Our Business

The terrorist attacks in the United States on September 11, 2001, as well as the United States-led response and the potential for additional future terrorist acts, have created economic and political uncertainties that could have a material adverse effect on our business and the prices of our notes, common stock and other securities.

     The terrorist attacks that took place in the United States on September 11, 2001, as well as the United States-led response to such attacks and the potential for additional future terrorist acts, have caused uncertainty in the world's financial and insurance markets and may significantly increase political, economic and social instability in the geographic areas in which we operate, including the Republic of Indonesia where our primary operating assets are located. Moreover, there have been anti-American demonstrations in certain sections of Indonesia reportedly led by radical Islamic activists. Radical activists have also threatened to attack foreign assets and have called for the expulsion of United States and British citizens and companies from Indonesia.

     It is possible that further acts of terrorism may be directed against the United States domestically or abroad, and such acts of terrorism could be directed against properties and personnel of companies such as ours. The attacks and the resulting economic and political uncertainties, including the potential for further terrorist acts, may cause the premiums charged for our insurance coverages to increase dramatically and may cause some coverages to be unavailable altogether. These developments may materially and adversely affect our business and profitability and the prices of our securities in ways we cannot predict at this time.

Because our primary operating assets are located in the Republic of Indonesia, our business may be adversely affected by Indonesian political, economic and social uncertainties beyond our control, in addition to the usual risks associated with conducting business in a foreign country.

     Maintaining a good working relationship with the Indonesian government is important to us because all of our mining operations are located in Indonesia and are conducted pursuant to Contracts of Work with the Indonesian government. For a discussion of the risks relating to our Contracts of Work, see the risk factor below.

     Indonesia continues to face political and economic uncertainties, including separatist movements and civil and religious strife in a number of provinces. In particular, social, economic and political instability in the province of Irian Jaya (Papua), where our mining operations are located, could have a material adverse impact on us if this instability results in damage to our property or interruption of our activities.

     With the approval of the Indonesian government, we have temporarily suspended our field exploration activities outside of Block A due to security issues and regulatory issues involving a possible conflict between our mining and exploration rights under our Contract of Work and the requirements of certain recently enacted Indonesian forestry laws. In August 1998, we suspended operations for three days at our Grasberg mine in response to a wildcat work stoppage (not authorized by the workers' union) by a group of workers, a majority of whom were employees of our contractors. The workers cited employment issues as the reasons for their work stoppage. In March 1996, local people engaged in acts of vandalism that caused approximately $3.0 million of damages to our property and caused us to close the Grasberg mine and mill for three days as a precautionary measure.

     Several separatist groups are opposing Indonesian rule over Irian Jaya (Papua) and have sought political independence for the province. In response to the demands for political independence from Indonesia, new regional autonomy laws became effective January 1, 2001. However, the manner in which these new autonomy laws will be implemented and the degree of political and economic autonomy that is being provided to individual provinces, including Irian Jaya (Papua), is uncertain and is a current issue in Indonesian politics.

     In Irian Jaya (Papua), there have been sporadic attacks on civilians by separatists and sporadic but highly publicized conflicts between separatists and the Indonesian military. For example, on September 29, 2001, a group of separatists set fire to facilities and took over an airfield in Ilaga, Irian Jaya (Papua), which is approximately 50 miles northeast of our mining operations and separated by a rugged, 14,000-foot mountain range through which there are no roads. The separatists occupied the airfield for three days, after which Indonesian security forces successfully reclaimed the airfield.

     In addition, we are also subject to the usual risks associated with conducting business in a foreign country, including the risk of expropriation, forced modification of existing contracts, changes in the country's laws or policies, including laws or policies relating to taxation, royalties, imports, exports and currency, and the risk of having to submit to the jurisdiction of a foreign court or having to enforce the judgment of a foreign court or arbitration panel against a sovereign nation within its own territory.

Our Contracts of Work are subject to termination if we do not comply with our contractual obligations and, if a dispute arises, we may have to submit to the jurisdiction of a foreign court or panel.

     PT Freeport Indonesia's and Eastern Minerals' Contracts of Work were entered into under Indonesia's 1967 Foreign Capital Investment Law, which provides guarantees of remittance rights and protection against nationalization. Our Contracts of Work can be terminated by the Government of Indonesia if we do not satisfy our contractual obligations, which include the payment of royalties and taxes to the government and the satisfaction of certain mining, environmental, safety and health requirements. Indonesian government officials have periodically raised questions regarding our compliance with Indonesian environmental laws and regulations and the terms of the Contracts of Work. In order to address these questions, the Government of Indonesia formed a fact-finding team in 2000 that reviewed our compliance with all aspects of PT Freeport Indonesia's Contract of Work. It is uncertain if or when the Indonesian government will release its report on its investigation. In addition, we cannot assure you that the Indonesian government's report, if and when released, will conclude that we are in compliance with all of the provisions of PT Freeport Indonesia's Contract of Work.

     In addition, in recent years, certain government officials and others in Indonesia have called into question the validity of contracts entered into by the Government of Indonesia prior to October 1999, including PT Freeport Indonesia's Contract of Work, which was signed in December 1991. We cannot assure you that the validity of, or our compliance with the terms of, the Contracts of Work will not be challenged for political or other reasons.
PT Freeport Indonesia's and Eastern Minerals' Contracts of Work require that disputes with the Indonesian government be submitted to international arbitration. Notwithstanding the international arbitration provision, if a dispute arises under the Contracts of Work, we face the risk of having to submit to the jurisdiction of a foreign court or having to enforce the judgment of a foreign court or arbitration panel against Indonesia within its own territory.

We have guaranteed an obligation of an Indonesian entity, and have lent funds to the entity, and the entity may not be able to pay its debts.

     In 1997 we guaranteed a $253.4 million loan from a syndicate of commercial banks, including JPMorgan Chase Bank as agent, to PT Nusamba Mineral Industri. Nusamba, an Indonesian company, used the loan proceeds plus $61.6 million of cash, for a total of $315.0 million, to purchase stock in PT Indocopper Investama, a company whose only significant asset is 9.36 percent of PT Freeport Indonesia's stock. Nusamba owns approximately 51 percent of PT Indocopper Investama's stock and we own approximately 49 percent. We guaranteed the Nusamba loan for the purpose of facilitating minority Indonesian ownership in our principal operating subsidiary, PT Freeport Indonesia. Except for Nusamba's indirect ownership of PT Freeport Indonesia stock, we are not affiliated with Nusamba.

     The loan is secured by a pledge of the PT Indocopper Investama stock owned by Nusamba and is due in March 2002. Nusamba has not informed us of its intention or ability to repay the loan at maturity and we do not know whether Nusamba has the financial capability to repay or refinance the loan at maturity. The ability of an Indonesian borrower such as Nusamba to access capital for a refinancing of this obligation appears limited. Therefore, it is uncertain whether Nusamba will be able to pay its bank debt at maturity. We also agreed to lend Nusamba any amounts necessary to cover shortfalls between the interest payments on the loan and dividends received by Nusamba on the PT Indocopper Investama stock. At September 30, 2001, we had loaned Nusamba $65.3 million, also due in March 2002, for this purpose.

     The PT Indocopper Investama stock is the only significant asset of Nusamba. The current trading price of our common stock would indicate that the estimated current value of the PT Indocopper Investama stock would be approximately $200 million, which is significantly below the $318.7 million aggregate principal amount of the commercial bank loan and our loans to Nusamba. Other approaches to valuations, such as discounted cash flow and financial analyses of reserves, earnings and cash flows, might result in different valuations. If Nusamba does not pay the commercial bank loan when due, we will be obligated to pay the loan.

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.

     Our ability to make payments on and to refinance our debt depends on our ability to generate sufficient cash flow. This, to a significant extent, is subject to commodity prices and general economic, financial, regulatory, political and other factors that are beyond our control. In addition, our ability to borrow funds in the future to service our debt will depend on our meeting the financial covenants in our amended bank credit facilities and other debt agreements we may have in the future. Future borrowings may not be available to us under our amended bank credit facilities or otherwise in amounts sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could have a material adverse effect on our financial condition.

     Political and economic conditions in Indonesia have had a negative effect on our credit ratings. The major credit rating agencies have generally had a policy of limiting the credit ratings of companies with operations limited to a particular country to the credit rating for the sovereign debt of that country. The current sovereign credit ratings of Indonesia are B3 by Moody's Investors Service and CCC by Standard & Poor's and our credit ratings on our senior unsecured debt are currently B3 by Moody's Investors Service and CCC by Standard & Poor's.

     Our current credit ratings have an impact on the availability and cost of capital to us. As a result, in connection with our amended bank credit facilities, we have agreed to apply our future cash flows, after servicing scheduled debt payments, funding permitted capital expenditures and paying operating costs, to reducing amounts owed to the banks. Although our amended credit facilities have no restrictions on our planned exploration activities, funding any major new expansion projects with respect to any of our properties would require new sources of capital. The availability and cost of capital for projects in Indonesia is uncertain because of global financial markets' assessment of Indonesia's political and economic conditions.

Covenants in our amended credit facilities impose restrictions on us.

     Our amended bank credit facilities:

     * prohibit the repurchase of, and payment of dividends on, our common stock;
     *    limit, among other things, our ability to:

          * redeem and pay dividends on our preferred stock in certain circumstances;

          *    make investments;
          *    engage in transactions with affiliates; and
          *    create liens on our assets;

          and

          * require us to maintain specified financial ratios and satisfy financial condition tests.

     Events beyond our control, including changes in general economic and business conditions, may affect our ability to satisfy these covenants, which could result in a default under our amended bank credit facilities. If an event of default under our amended credit facilities occurs, the banks could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. An event of default under our amended bank credit facilities may also give rise to an event of default under our existing and future debt agreements.

Our mining operations create difficult and costly environmental challenges, and future changes in environmental laws, or unanticipated environmental impacts from our operations, could require us to incur increased costs.

     Mining operations on the scale of our operations in Irian Jaya (Papua) involve significant environmental challenges. Our primary challenge is to dispose of the large amount of crushed and ground rock material, called tailings, that results from the process by which we physically separate the copper, gold and silver from the ore that we mine. Under our tailings management plan, the river system near our mine transports the tailings to the lowlands where deposits of the tailings and natural sediments are controlled through a levee system for future revegetation and reclamation. We incurred costs of $8.2 million in 2000, $11.7 million in 1999 and $8.0 million in 1998 for our tailings management plan.

     Another of our major environmental challenges is managing overburden, which is the rock that must be moved aside in order to reach the ore in the mining process. In the presence of air, water and naturally occurring bacteria, some overburden can cause acid rock drainage, or acidic water containing dissolved metals which, if not properly managed, can have a negative impact on the environment.

     Certain Indonesian governmental officials have from time to time raised issues with respect to our tailings management plan and overburden management plan, including a suggestion that a pipeline system rather than our current system be implemented for tailings disposal. Our ongoing assessment of tailings management has identified significant unresolved technical, environmental and economic issues associated with a pipeline system. Based on preliminary studies, we do not believe that a pipeline system is practicable. We anticipate that we will continue to spend significant financial and managerial resources on environmental compliance. In addition, changes in Indonesian environmental laws or unanticipated environmental impacts from our operations could require us to incur significant additional costs.

The volume and grade of the reserves we recover and our rates of production may be more or less than anticipated.

     Our reserve amounts are determined in accordance with established mining industry practices and standards, but are estimates only. Our mines may not conform to standard geological expectations. Because ore bodies do not contain uniform grades of minerals, our metal recovery rates will vary from time to time, which will result in variations in the volumes of minerals that we can sell from period to period. Some of our reserves may become unprofitable to develop if there are unfavorable long-term market price fluctuations in copper and gold, or if there are significant increases in our operating and capital costs. In addition, our exploration programs may not result in the discovery of additional mineral deposits that we can mine profitably.

Our net income can vary significantly with fluctuations in the market prices of copper and gold.

     Our revenues are derived primarily from the sale of copper concentrates, which also contain significant amounts of gold, and from the sale of copper cathodes, copper wire rod and copper wire. Most of our copper concentrates are sold under long-term contracts, but the selling price is based on world metal prices at or near the time of shipment and delivery.

     Copper and gold prices have fluctuated widely in 2001, primarily due to the slowdown in global economic activity and the economic and political uncertainties created by the terrorist attacks in the United States on September 11, 2001. During 2001, the daily closing price for copper on the London spot market ranged from 60 cents per pound to 83 cents per pound and the daily closing price for gold on the London spot market ranged from $256 per ounce to $293 per ounce.

     World metal prices for copper have historically fluctuated widely and are affected by numerous factors beyond our control, including:

     * the strength of the United States economy and the economies of other industrialized and developing nations;

     * available supplies of copper from mine production and inventories;

     *    sales by holders and producers of copper;

     *    demand for industrial products containing copper; and

     *    speculation.

     World gold prices have also historically fluctuated widely and are affected by numerous factors beyond our control, including:

     * the strength of the United States economy and the economies of other industrialized and developing nations;

     *    global or regional political or economic crises;

     * the relative strength of the United States dollar and other currencies;

     *    expectations with respect to the rate of inflation;

     *    interest rates;

     *    sales of gold by central banks and other holders;

     *    demand for jewelry containing gold; and

     *    speculation.

     Any material decrease in market prices of copper or gold would have a material adverse impact on our results of operations and financial condition.

In addition to the usual risks encountered in the mining industry, we face additional risks because our operations are located an difficult terrain in a very remote area of the world.

     Our mining operations are located in steeply mountainous terrain in a very remote area in Indonesia. These conditions have required us to overcome special engineering difficulties and to develop extensive infrastructure facilities. In addition, the area receives considerable rainfall, which has led to periodic floods and mud slides. The mine site is also in an active seismic area and has experienced earth tremors from time to time. In addition to these special risks, we are also subject to the usual risks associated with the mining industry, such as the risk of encountering unexpected geological conditions that may result in cave-ins and flooding of mine areas. Our insurance coverages may not be sufficient to cover an unexpected natural or operating disaster. Our insurance policies do not provide coverage for damages and losses caused by war. Moreover, in view of the September 11, 2001 events, our insurance policies in the future may exclude coverage for damages and losses caused by terrorist acts.

Movements in foreign currency exchange rates or interest rates could have a negative effect on our operating results.

     All of our revenues are denominated in U.S. dollars. However, some of our costs and some of our asset and liability accounts are denominated in Indonesian rupiah, Australian dollars or Spanish pesetas/euros. As a result, our profitability is generally adversely affected when the U.S. dollar weakens against these foreign currencies.

     The Indonesian rupiah/U.S. dollar exchange rate has been volatile during 2001. The rupiah/U.S. dollar daily closing exchange rate ranged from 8,470 rupiahs per U.S. dollar to 11,980 rupiahs per U.S. dollar during 2001, and on December 31, 2001, the closing exchange rate was 10,350 rupiahs per U.S. dollar.
The Australian dollar/U.S. dollar and euro/U.S. dollar exchange rates have also fluctuated substantially in 2001. During 2001, the Australian dollar/U.S. dollar daily closing exchange rate ranged from $0.48 per Australian dollar to $0.57 per Australian dollar and the euro/U.S. dollar daily closing exchange rate ranged from $0.84 per euro to $0.96 per euro. On December 31, 2001, the closing exchange rates were $0.51 per Australian dollar and $0.89 per euro.

     From time to time we have in the past and may in the future implement currency hedges intended to reduce our exposure to changes in foreign currency exchange rates. However, our hedging strategies may not be successful, and any of our unhedged foreign exchange payment requirements will continue to be subject to market fluctuations. In addition, our amended bank credit facilities are based on fluctuating interest rates. Accordingly, an increase in interest rates could have an adverse impact on our results of operations and financial condition.

Because we are primarily a holding company, our ability to pay our debts depends upon the ability of our subsidiaries to pay us dividends and to advance us funds. In addition, our ability to participate in any distribution of our subsidiaries' assets is generally subject to the prior claims of the subsidiaries' creditors.

     Because we conduct business primarily through PT Freeport Indonesia, our major subsidiary, and other subsidiaries, our ability to pay our debts depends upon the earnings and cash flow of PT Freeport Indonesia and our other subsidiaries and their ability to pay us dividends and to advance us funds. Contractual and legal restrictions applicable to our subsidiaries could also limit our ability to obtain cash from them. Our rights to participate in any distribution of our subsidiaries' assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries' creditors, including trade creditors and preferred stockholders, if any.

                   Risks Related to the Notes

Our stock price has been and may continue to be volatile.

     Our mining operations are conducted at a single location in a country that is considered to have significant political risks and, unlike more diversified mining companies, we mine only copper, gold and silver from a single location. In addition, we have significant debt. As a result, our stock price has historically been more volatile than the stock prices of many other companies in the mining industry. Moreover, the trading price of our class A and class B common stock has been and may continue to be subject to large fluctuations and, therefore, the trading price of the notes may fluctuate significantly, which may result in losses to investors. The price of our class A and class B common stock may fluctuate in response to a number of events and factors, including:

     * current events affecting the political, economic and social situation in Indonesia;

     * trends in the mining industry and the markets in which we operate;

     *    changes in the market price of gold and copper;

     * changes in financial estimates and recommendations by securities analysts;

     *    quarterly variations in operating results;

     * the operating and stock price performance of other mining companies; and

     * purchases or sales of blocks of our class A or class B common stock.

An active trading market for the notes may not develop.

     Upon their original issuance, the notes became eligible for trading on The PORTAL Market. The notes sold pursuant to this prospectus, however, will no longer be eligible for trading on The PORTAL Market. Although we intend to apply for listing on the New York Stock Exchange of the notes sold pursuant to this prospectus, we cannot assure you that an active trading market for the notes will develop or be sustained. If an active market for the notes fails to develop or be sustained, the notes could trade at prices that may be lower than the initial offering price of the notes. Whether or not the notes will trade at lower prices depends on many factors, including:

     * prevailing interest rates and the markets for similar securities;

     * the market price of our class A and class B common stock;

     *    general economic conditions; and

     * our financial condition, historic financial performance and future prospects.

Political and economic conditions in Indonesia have had a negative effect on our credit ratings and any decline in the rating of the notes may cause their trading price to fall.

     The major credit rating agencies have generally had a policy of limiting the credit ratings of companies with operations limited to a particular country to the credit rating for the sovereign debt of that country. As a result of this policy, Standard & Poor's has assigned to the notes a rating of CCC, which is its current sovereign credit rating for Indonesia. If Moody's Investors Service or another major credit rating agency rates the notes, they may assign a low rating. Rating agencies may also lower ratings on the notes in the future and, if such a reduction is made, the trading price of the notes would likely decline.

The notes have no sinking fund.

     We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the notes, although U. S. government securities secure the first six scheduled interest payments on the notes. See "Description of the Notes - Security." Therefore, you will have to rely on our cash flow from operations and our other sources of funds for repayment. If our cash flow from operations and our other sources of funds are not sufficient to make interest and principal payments on the notes, then you may lose all or part of your investment.

Investors may be adversely affected by future debt and equity offerings.

     Our amended credit facilities provide that if we raise proceeds through future debt or equity issuances, 75% of the proceeds from debt issuances and 50% of the proceeds from equity issuances must be used to pay outstanding borrowings under the amended credit facilities and the remainder may be used by us for general corporate purposes. See "Refinancing Transactions - Amended Credit Facilities - Mandatory Repayments and Reductions and Commitments." Any such debt or equity issuances, if undertaken, may increase our outstanding debt and interest costs or dilute the value of our outstanding stock and, as a result, may adversely affect the trading prices of the notes and underlying class A and class B common stock.


                    REFINANCING TRANSACTIONS

     We have amended our existing credit facilities to extend the maturities and to provide a mechanism for financing any obligations we may have resulting from our guarantee of the commercial bank loan to PT Nusamba Mineral Industri. We believe that our amended credit facilities together with our cash flows from operations will enable us to fund our ongoing capital expenditures and meet our debt maturities over the next several years.

     In addition to the amended credit facilities and note issuance of the notes (collectively the "refinancing transactions"), we intend to refinance or restructure our series I gold-denominated preferred stock to extend its mandatory redemption date. Our series I gold-denominated preferred stock, which is represented by depositary shares each representing 0.05 shares of a share of our gold-denominated preferred stock, is traded on the New York Stock Exchange under the symbol "FCX Pr b." The quarterly dividend and the final redemption payment on the underlying depositary shares are determined by the then-current market price of gold.

Previous Credit Facilities and Maturities

     Our previously existing bank credit facilities provided total availability of $1.0 billion, subject to a borrowing base that was redetermined annually. The facilities were scheduled to mature in December 2002. The outstanding balance at September 30, 2001 was $214.0 million, with $336.0 million available to PT Freeport Indonesia and $450.0 million available to the company and PT Freeport Indonesia.

     The $253.4 million bank loan to Nusamba that we guarantee matures in March 2002. It is uncertain whether Nusamba will be able to pay its debt at maturity. If we are required to perform under our guarantee of Nusamba's debt, we will borrow the amount necessary to finance our guarantee obligation through a term loan under our amended credit facilities. Other significant maturities through 2006 include the expected repayment of the senior notes of $250.0 million in 2003 and $200.0 million in 2006, and the redemption of preferred stock totaling approximately $185.4 million in 2003 and $136.0 million in 2006, based on gold and silver prices as of September 28, 2001.

Amended Credit Facilities

     The following summarizes the terms of our amended credit facilities.

Commitments and Availability

     The aggregate commitments under the amended credit facilities total $734.0 million including $253.4 million if we are required to perform in March 2002 under the Nusamba guarantee, leaving $480.6 million currently available.

     Nusamba indirectly owns 4.7% of PT Freeport Indonesia through its approximate 51% ownership of PT Indocopper Investama. To secure its commercial bank loan, Nusamba pledged its ownership in PT Indocopper Investama. If Nusamba does not pay the loan when due and we are required to perform under the guarantee, we would fund the $253.4 million obligation under the amended credit facilities and would seek to recover the PT Indocopper Investama stock as provided by the Nusamba financing documents, which are governed by Indonesian law.

Maturities and Term Loan Conversion

     Amounts that we borrowed under our amended credit facilities mature on December 31, 2005. On December 31, 2003, all revolving loans will become term loans, except for a $150.0 million revolving loan for working capital purposes. Scheduled payments of interest and principal will not be required under these term loans, which will be repaid instead through periodic sweeps of our excess cash flows remaining after scheduled debt payments, permitted capital expenditures and payment of operating costs. Any remaining balance on the term loans will be due on December 31, 2005. Any outstanding balance on the remaining $150.0 million revolving loan will be due on the earlier of December 31, 2005 or one year following repayment in full of the term loans.

     We are able to use the amounts available under the amended facilities to satisfy interest and principal requirements on our other debt when due. We are generally required to use all available cash flows remaining after debt service payments, permitted capital expenditures and payment of operating costs to reduce amounts outstanding under the amended facilities. Our amended facilities do not restrict our planned exploration activities and do not directly restrict our ability to use funds for development activities. The amended credit facilities, however, impose annual limitations on our capital expenditures, which limit the amount of funds that we can use for development activities.

Mandatory Repayments and Reductions in Commitments

     If we raise proceeds through future offerings, 25% of the proceeds from debt issuances and 50% of the proceeds from equity issuances will be available to us for general corporate purposes, provided that the balance of such financing proceeds are used to repay borrowings and to reduce commitments under our amended credit facilities. All other proceeds from financings and all available cash of the company and PT Freeport Indonesia will be used to pay outstanding borrowings under the amended credit facilities and the commitments under the facilities will be reduced by those amounts, except as necessary to maintain our availability to repay $250.0 million for the 7.20% senior notes and to preserve the $150.0 million revolving facility that will continue to be available through December 31, 2005.

Interest Rates and Fees

     Interest rates on all loans under the amended facilities, including any amounts used to fund our obligations under the Nusamba guarantee, are LIBOR plus 4.0% with annual increases of 0.125% on each anniversary of the closing of the amended facilities. As of December 31, 2001, the interest rate on the amended facilities was 5.9% based on a LIBOR rate of 1.9%.

Series I Gold-Denominated Preferred Stock Due in 2003

     Under the amended credit facilities, we have limitations on the amount of preferred stock we may redeem and, if by August 2003 we have not extended the maturity of 80% of the series I gold-denominated preferred stock beyond 2005, we will not thereafter be permitted to redeem or pay dividends on any of our preferred stock. Therefore, prior to the August 2003 mandatory redemption date of the depositary shares representing our series I gold-denominated preferred stock, we intend to refinance or restructure our redemption obligation as to at least 80% of the outstanding 6.0 million depositary shares. On January 3, 2002, the closing price of the depositary shares representing our series I gold-denominated preferred stock as reported on the New York Stock Exchange was $23.80 per depositary share.

Other Covenants

     The covenants under the amended credit facilities include
(a) a minimum consolidated debt service coverage ratio of 1.25:1.0 through December 31, 2002, and thereafter 1.5:1.0, and
(b) a maximum ratio of consolidated debt to EBITDA equal to 4.25:1.0 through September 30, 2002, and thereafter 3.5:1.0. The covenants also include prohibitions on common stock dividends and common stock repurchases, prohibitions on changes in control of the company or PT Freeport Indonesia, limitations on capital expenditures to specified budgets, limitations on investments, limitations on liens and limitations on transactions with affiliates. In addition, the covenants include a requirement that we implement minimum hedging protection for copper prices under certain circumstances. These covenants will require us to hedge at least 33% of our exposure to declines in copper prices for a period of up to one year if put options providing for the sale of copper at a floor price of at least $0.90 per pound become available at a cost of $0.02 or less per pound of copper. These put options would protect operating cash flow from the impact of declines in copper prices below the floor price while continuing to provide full participation at higher prices. The price of copper would have to increase substantially for put options to be available at this price.

Security and Guarantees

     The obligations of the company and PT Freeport Indonesia under the amended credit facilities are secured by a first security lien on over 80% of PT Freeport Indonesia's total assets (the remaining assets secure other obligations) and by the company's pledge of (1) 50.1% of the outstanding capital stock of PT Freeport Indonesia, (2) the approximate 49% of the outstanding capital stock of PT Indocopper Investama owned by us and (3) the approximate 51% of the outstanding capital stock of PT Indocopper Investama securing the original Nusamba loan, if acquired by us. PT Freeport Indonesia's obligations continue to be secured by its pledge of its rights under the Contract of Work. In addition, PT Freeport Indonesia has guaranteed the company's obligations under the amended credit facilities.

Revised Debt and Redeemable Preferred Stock Maturities

     Following is a summary of our debt and redeemable preferred stock maturities under the amended credit facilities, including the Nusamba loan maturity, based on loan balances as of September 30, 2001, and gold and silver prices (which determine the preferred stock redemption amounts) as of September 28, 2001:


                     2001  2002   2003   2004  2005    2006   Thereafter
                    ----- ------ ------ ----- ------ -------- ------
                                    (In Millions)
    Bank credit
     facilities(a)  $  -  $   -  $   -  $  - $ 214.0 $     - $   -
    Infrastructure
     financings and  16.4  112.5   56.9  62.3   45.6     47.7 187.1
     equipment loans
    7.20% Senior
     Notes due 2026(b) -      -   250.0    -      -        -      -
    7.50% Senior
     Notes due 2006(c) -      -      -     -      -     200.0     -
    8 1/4% Convertible
     Senior Notes
     due 2006          -      -      -     -      -     603.8     -
    Atlantic Copper
     facilities and
     other            3.0   75.6   20.1  10.1   24.1     24.1  116.5
                    ----- ------ ------ ----- ------ -------- ------
       Total debt
        maturities   19.4  188.1  327.0  72.4  283.7    875.6  303.6
    Nusamba loan
     guarantee(d)      -      -      -     -   253.4       -      -
    Redeemable
     preferred
     stock(e)          -    10.9  185.4  10.9   10.9    136.0     -
                    ----- ------ ------ ----- ------ -------- ------
      Total
       maturities   $19.4 $199.0 $512.4 $83.3 $548.0 $1,011.6 $303.6
                    ===== ====== ====== ===== ====== ======== ======
__________



    (a) Reflects  December  2005  maturity  based  on  amended  bank   credit
        facilities closed on October 19, 2001.

    (b) Although due in 2026, the holders of the 7.20% senior notes may, and are expected to, elect early repayment in November 2003.

    (c) Due November 15, 2006, after the maturity of the convertible senior notes.

    (d) If we are required to perform under this guarantee in March 2002, we intend to fund the $253.4 million obligation under our amended credit facilities.

    (e) Represents $10.9 million each year for our silver-denominated preferred stock, $174.5 million in August 2003 for our series I gold-denominated preferred stock, and $125.1 million in February 2006 for our series II gold-denominated preferred stock.

Increased Cost of Debt

     In connection with the amended bank credit facilities, we incurred premiums, fees and expenses that resulted in a cash outlay of approximately $19.0 million. This cash outlay, together with our refinancing transactions, results in an expected approximate 125 basis-point increase in our average borrowing cost.

                        USE OF PROCEEDS

     We received $442.9 million from the initial sale of the convertible notes, after deducting fees and amounts required to fund an escrow reserve for interest payments. We used these funds to reduce the amount owed under our revolving bank loans.

     The selling securityholders will receive all of the proceeds from the sale of the notes and common stock under this prospectus. We will not receive any of the proceeds from the sale by any selling shareholders of notes or the underlying common stock.

                        DIVIDEND POLICY

     In December 1998, in response to low commodity market prices for copper and gold, our board of directors authorized the elimination of the regular quarterly cash dividend on our common stock. Our amended bank credit facilities prohibit the payment of dividends on our common stock. As a result, for the foreseeable future, we do not anticipate declaring or paying any cash dividends on our common stock. Any future determination to declare or pay cash dividends will be made by our board of directors in light of our credit facilities, earnings, financial position, capital requirements and such other factors as our board of directors deems relevant at such time.

               RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges was as follows for the years and periods indicated.


                                              Nine months ended
             Years ended December 31,           September 30,
       ------------------------------------   -----------------
       1996    1997    1998    1999    2000     2000    2001
       ----    ----    ----    ----    ----     ----    ----
       4.5x    3.8x    2.5x    2.9x    2.3x     1.8x    3.3x

     For this calculation, earnings consist of (1) income from continuing operations before income taxes, (2) minority interests and (3) fixed charges. Fixed charges include interest and that portion of rent our management believes to be representative of interest.

                    DESCRIPTION OF THE NOTES

     The notes were issued under an indenture between us and The Bank of New York, as trustee, dated August 7, 2001. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement, which we entered into with the initial purchaser of the notes. As used in this description, the words "we," "us," or "our" refers to Freeport-McMoRan Copper & Gold Inc. and FCX Investment Ltd., as co-obligors on the notes, and the name "Freeport-McMoRan" refers to Freeport-McMoRan Copper & Gold Inc.

     The following description of the notes is not complete and is subject to, and qualified in its entirety by reference to, the notes, indenture and registration rights agreement. We will provide you with a copy of any of these documents without charge upon your request.

General

     The notes are our general unsecured (except to the extent described under "Security" below) and unsubordinated obligations and are convertible into class A or class B common stock of Freeport-McMoRan, at the option of the holders, as described under "Conversion Rights" below. The notes are limited to an aggregate principal amount of $603,750,000 and will mature on January 31, 2006, unless earlier redeemed by us or repurchased by us at the option of the holder upon the occurrence of a Change of Control (as defined below).

     The notes bear interest from August 7, 2001 at the rate of 8 1/4% per year. Interest is payable semi-annually on January 31 and July 31 of each year to holders of record at the close of business on the preceding January 15 and July 15, respectively, beginning January 31, 2002. We may pay interest on notes represented by certificated notes by check. However, a holder of notes with an aggregate principal amount in excess of $5,000,000 may elect to be paid by wire transfer in immediately available funds. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will no longer accrue on a note upon its maturity, conversion, redemption or purchase by us upon a Change of Control.

     Principal is payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York. See "Form, Denomination and Registration" below.

     The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of indebtedness. The indenture also does not contain any covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction or a Change of Control of Freeport-McMoRan, except to the extent described under "Change of Control Permits Purchase of Notes at the Option of the Holder" below.

Security

     FCX Investment has purchased and pledged to the trustee, as security for the exclusive benefit of the holders of the notes, U.S. Treasury strips and bills in the aggregate amount of $139.8 million to provide for payment in full of the first six scheduled interest payments due on the notes.

     These U.S. government securities are held by the trustee in a pledge account for the exclusive benefit of the holders of the notes. Immediately prior to an interest payment date, the trustee will release from the pledge account proceeds sufficient to pay interest then due on the notes. A failure to pay interest on the notes when due through the first six scheduled interest payment dates will constitute an event of default under the indenture, with no grace period.

     The pledged U.S. government securities and the pledge account also secure the repayment of the principal amount and premium on the notes. If prior to July 31, 2004

     * an event of default under the notes occurs and is continuing and

     * the trustee or the holders of 25% of the aggregate principal amount of the notes accelerate the notes by declaring the principal amount of the notes to be immediately due and payable (by written consent, at a meeting of note holders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the notes will be accelerated automatically, then the proceeds from the pledged U.S. government securities will be promptly released to note holders, subject to the automatic stay provisions of bankruptcy law, if applicable.
Distributions from the pledge account will be applied:

     * first, to any accrued and unpaid interest on the notes, and

     * second, to the extent available, to the repayment of a portion of the principal amount of the notes.

     However, if any event of default is cured prior to the acceleration of the notes by the trustee or holders of the notes referred to above, the trustee and the holders of the notes will not be able to accelerate the notes as a result of that event of default.

     For example, if the first two interest payments were made when due but the third interest payment was not made when due and the note holders promptly exercised their right to declare the principal amount of the notes to be immediately due and payable then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the pledged U.S. government securities are promptly distributed from the pledge account,

     * an amount equal to the interest payment due on the third interest payment would be distributed from the pledge account as accrued interest and

     * the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes.

In addition, note holders would have an unsecured claim against the issuer for the remainder of the principal amount of their notes.

     Once we make the first six scheduled interest payments on the notes, all of the remaining pledged U.S. government securities, if any, will be released to FCX Investment from the pledge account thereafter, the notes will be unsecured.

Conversion Rights

     The holders of notes may, at any time prior to the close of business on the final maturity date of the notes, convert any outstanding notes (or portions thereof) into, at the option of the holders, class A or class B common stock of Freeport-McMoRan, initially at a conversion price of $14.30 per share of class A or class B common stock. This conversion price is equal to a conversion rate of approximately 69.9301 shares of class A or class B common stock per $1,000 principal amount of notes. The conversion rate is subject to adjustment upon the occurrence of the events described below. Holders may convert notes only in denominations of $1,000 and whole multiples of $1,000.

     Except as described below, no adjustment will be made for interest accrued on converted notes or dividends paid on any common stock. However, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the principal amount of notes so converted, unless such notes have been called for redemption on a redemption date that occurs after a regular record date and on or prior to the third business day after the interest payment date to which it relates, in which case no such payment shall be required.

     We are not required to issue fractional shares of common stock upon conversion of notes and instead will pay a cash adjustment based upon the market price of the common stock on the last trading day before the date of the conversion. In the case of notes called for redemption, conversion rights will expire at the close of business on the business day preceding the date fixed for redemption, unless we default in payment of the redemption price.

     A holder may exercise the right of conversion by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion and any funds that may be required as described above. The conversion date will be the date on which the notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties have been paid. If any note is converted prior to the expiration of the holding period applicable for sales under Rule 144(k) under the Securities Act (or any successive provision), the common stock issuable upon conversion will not be issued or delivered in a name other than that of the holder of the note unless the applicable restrictions on transfer have been satisfied.

     The initial conversion rate will be adjusted for certain events, including:

     * the issuance of Freeport-McMoRan common stock as a dividend or distribution on Freeport-McMoRan common stock;

     *    certain subdivisions and combinations of Freeport-
          McMoRan common stock;

     * the issuance to all holders of Freeport-McMoRan common stock of certain rights or warrants to purchase Freeport-McMoRan common stock (or securities convertible into Freeport-McMoRan common stock) at less than (or having a conversion price per share less than) the current market price of Freeport-McMoRan common stock;

     * the dividend or other distribution to all holders of Freeport-McMoRan common stock or shares of Freeport-McMoRan capital stock (other than common stock) of evidences of indebtedness or assets (including securities, but excluding (A) those rights and warrants referred to above, (B) dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph or (C) dividends or distributions paid exclusively in cash);

     * dividends or other distributions consisting exclusively of cash to all holders of Freeport-McMoRan common stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) any cash and the fair market value of other consideration paid for any tender offers by Freeport-McMoRan or any of its subsidiaries for Freeport-McMoRan common stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 5% of our market capitalization on the record date for such distribution; market capitalization is the product of the then-current market price of Freeport-McMoRan common stock times the number of shares of Freeport-McMoRan common stock then outstanding; and

     * the purchase of Freeport-McMoRan common stock pursuant to a tender offer made by Freeport-McMoRan or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer by Freeport-McMoRan or any of its subsidiaries for Freeport-McMoRan common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in the immediately preceding bullet above to all holders of Freeport-McMoRan common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made, exceeds 5% of our market capitalization on the expiration of the tender offer.

     No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

     Under the Rights Agreement of Freeport-McMoRan, upon conversion of the notes into Freeport-McMoRan common stock, to the extent that the Rights Agreement is still in effect upon conversion, you will receive, in addition to the Freeport-McMoRan common stock, the rights under the Rights Agreement whether or not the rights have separated from the Freeport-McMoRan common stock at the time of conversion, subject to certain limited exceptions.

     In the case of:

     * any reclassification or change of Freeport-McMoRan common stock (other than changes resulting from a subdivision or combination) or

     *    a consolidation, merger or combination involving
          Freeport-McMoRan or a sale or conveyance to another corporation of all or substantially all of Freeport-
          McMoRan's property and assets,

in each case as a result of which holders of Freeport-McMoRan common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Freeport-McMoRan common stock, the holders of the notes then outstanding will be entitled to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such notes been converted into Freeport-McMoRan common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

     If a taxable distribution to holders of Freeport-McMoRan common stock or another transaction occurs which results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of Freeport-McMoRan common stock. See "Certain United States Federal Income Tax Considerations."

     In order to avoid or diminish any income tax to holders of Freeport-McMoRan common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes, we may from time to time reduce the conversion price of the notes for any period of at least 20 days. Such a reduction will be in whatever amount and for whatever period that our board of directors deems advisable. We will give at least 15 days notice prior to such reduction in the conversion price. Moreover, the reduction will be irrevocable during the period determined by our board.

Ranking

     The notes are our unsecured (except to the extent described under "Security" above) and unsubordinated obligations. The notes rank on a parity (except to the extent described under "Security" above) in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. However, the notes are subordinated to our existing and future secured indebtedness as to the assets securing such indebtedness. As of September 30, 2001, our secured indebtedness was $140.6 million and our unsecured and unsubordinated indebtedness was $955.6 million.

     In addition, the notes are subordinated to all existing and future liabilities of our subsidiaries. Freeport-McMoRan is a holding company and conducts business through its various subsidiaries. As a result, Freeport-McMoRan's cash flow and ability to meet its debt obligations primarily depend on the earnings of its subsidiaries, and on dividends and other payments from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of Freeport-McMoRan's subsidiaries, could limit its ability to obtain cash from its subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the notes. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the right of the holders of the notes to participate in the distribution of those assets will be subject to the claims of that subsidiary's creditors, including trade creditors, except to the extent that Freeport-McMoRan is recognized as a creditor of that subsidiary, in which case its claims would still be subordinate to any security interests in the assets of that subsidiary. As of September 30, 2001, our subsidiaries had aggregate indebtedness of $1.6 billion.

Redemption of Notes at Our Option

     The notes are not redeemable prior to July 31, 2004. At any time on or after that date, we may redeem the notes for cash, in whole or in part, on at least 30 but not more than 60 days' notice, at the following prices (expressed in percentages of the principal amount), together with accrued and unpaid interest to, but excluding, the date fixed for redemption. However, if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date and the redemption price shall not include such interest payment.

 For the Twelve Month Period Commencing July 31, ..Redemption Price
 2004                                                  102.75%
 2005 and thereafter                                   100.92%

     If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal denomination amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption. No sinking fund is provided for the notes.

Change of Control Permits Purchase of Notes at the Option of the Holder

     If a Change of Control occurs, each holder of notes will have the right to require us to repurchase all of that holder's notes not previously called for redemption, or any portion of those notes that is equal to a multiple of $1,000, on the date that is 45 days after the date we give notice at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date.

     Instead of paying the repurchase price in cash, we may pay the repurchase price in either, at the option of the holder, class A or class B common stock of Freeport-McMoRan if we so elect in the notice referred to below. The number of shares of common stock a holder will receive will equal the repurchase price divided by 95% of the average of the closing sale prices of the applicable common stock for the five trading days immediately preceding and including the third day prior to the repurchase date. However, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture.

     Within 30 days after the occurrence of a Change of Control, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the Change of Control and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of notes must deliver prior to or on the repurchase date irrevocable written notice to the trustee of the holder's exercise of its repurchase right, together with the notes with respect to which the right is being exercised. A "Change of Control" will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

     * any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of 50% or more of the total voting power of the total outstanding voting stock of Freeport-McMoRan other than in an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

     * Freeport-McMoRan consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into Freeport-McMoRan, other than:

          * any transaction (A) that does not result in any reclassification (excluding a reclassification combining Freeport-McMoRan's class A and class B common stock into one class), conversion, exchange or cancellation of outstanding shares of Freeport-McMoRan's capital stock and (B) pursuant to which holders of Freeport-McMoRan's capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Freeport-McMoRan's capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

          * any merger solely for the purpose of changing Freeport-McMoRan's jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

     * during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the board of directors of Freeport-McMoRan (together with any new directors whose election to such board of directors, or whose nomination for election by stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Freeport-McMoRan then in office; or

     * Freeport-McMoRan's stockholders pass a special resolution approving a plan of liquidation or dissolution and no additional approvals of stockholders are required under applicable law to cause a liquidation or dissolution.

     The definition of Change of Control includes a phrase relating to the lease, transfer, conveyance or other disposition of "all or substantially all" of Freeport-McMoRan's assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a lease, transfer, conveyance or other disposition of less than all of Freeport-McMoRan's assets may be uncertain.

     Our right to pay the repurchase price in common stock is subject to our satisfying various conditions, including:

          * the registration of the common stock under the Securities Act and the Exchange Act, if required;
               and

          * any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price of the notes to the holder entirely in cash. We may not change the form of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

     We will comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable, and will file any schedule required under the Exchange Act in connection with any offer by us to purchase notes upon a Change of Control. In some circumstances, the Change of Control purchase feature of the notes may make more difficult or discourage a takeover of us and the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is the result of negotiations between us and the initial purchaser.

     We may at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

     These provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders. Our ability to repurchase notes upon the occurrence of a Change of Control is subject to important limitations. The occurrence of a Change of Control could cause an event of default under, or be prohibited or limited by, the terms of indebtedness that we may incur in the future. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a Change of Control would result in an event of default under the indenture. Any such default may, in turn, cause a default under indebtedness that we may incur in the future.

Events of Default

     Each of the following will constitute an event of default under the indenture:

     (1) our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or upon exercise of a repurchase right or otherwise;

     (2) our failure to pay an installment of interest (including liquidated damages, if any) on any of the notes for 30 days after the date when due; provided that a failure to make any of the first six scheduled interest payments on the notes on the applicable interest payment date will constitute an event of default with no grace or cure period;

     (3) failure by us to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock, or cash instead of fractional shares, are required to be delivered following conversion of a note, and that default continues for 10 days;

     (4) failure by us to give the notice regarding a Change of Control within 30 days of the occurrence of the Change of Control;

     (5) our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

     (6) in the event of either (a) our failure or the failure of any of our significant subsidiaries to make any payment by the end of the applicable grace period, if any, after the final scheduled payment date for such payment with respect to any indebtedness for borrowed money in an aggregate principal amount in excess of $10 million, or (b) the acceleration of indebtedness for borrowed money of the company or any of our significant subsidiaries in an aggregate amount in excess of

          $10 million because of a default with respect to such indebtedness, without such indebtedness referred to in either (a) or (b) above having been discharged, cured, waived, rescinded or annulled, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding;

     (7) certain events of bankruptcy, insolvency or reorganization; and

     (8) the failure of the pledge agreement to be in full force and effect or to give the trustee the liens, rights powers and privileges intended to be created thereby.

The term "significant subsidiary" means a subsidiary, including its subsidiaries, that meets any of the following conditions:

     * Freeport-McMoRan's and its other subsidiaries' investments in and advances to the subsidiary exceed 20% of the total assets of Freeport-McMoRan and its subsidiaries consolidated as of the end of the most recently completed fiscal year;

     * Freeport-McMoRan's and its other subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds 20% of the total assets of Freeport-McMoRan and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or

     * Freeport-McMoRan's and its other subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 20% of such income of Freeport-McMoRan and its subsidiaries consolidated for the most recently completed fiscal year.

     The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, premium on, or interest on any of the notes when due or in the payment of any redemption or repurchase obligation.

     If an event of default specified in clause (7) above occurs and is continuing, then the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (7) above (the default not having been cured or waived as provided under "Modifications and Waiver" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture. However, if an event of default is cured prior to such declaration by the trustee or holders of the notes as discussed above, the trustee and the holders of the notes will not be able to make such declaration as a result of that cured event of default. Overdue payments of interest, liquidated damages, premium, and principal shall accrue interest at 10 1/4%.

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee. We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Merger or Assumption

     We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any other corporation organized under the laws of the United States or any of its political subdivisions provided that:

     * the surviving corporation assumes all our obligations under the indenture and the notes;

     * at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

     *    certain other conditions are met.

Modifications and Waiver

     The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

     * adding to our covenants for the benefit of the holders of notes;

     *    surrendering any right or power conferred upon us;

     * providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

     * reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

     * complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

     * making any changes or modification to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interest of the holders of the notes in any material respects;

     * curing any ambiguity or correcting or supplementing any defective provision contained in the indenture;
          provided that such modification or amendment does not adversely affect the interests of the holders of the notes in any material respect; or

     * adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect.

     Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and past default by us may be waived with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding. However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each note so affected:

     * change the maturity of the principal of or any installment of interest on that note (including any payment of liquidated damages);

     * reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages), any note;

     * change the currency of payment of such note or interest thereon;

     * impair the right to institute suit for the enforcement of any payment on or with respect to any note;

     * except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a Change of Control or the conversion rights of holders of the notes;

     * modify the provisions of the indenture relating to the pledge of securities as contemplated under "Security" above in a manner that adversely affects the interests of the holders of notes; or

     * reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Form, Denomination and Registration

     The notes were issued without coupons and in denominations of $1,000 principal amount and whole multiples of $1,000.

     Global Notes: Book-Entry Form. The notes were offered only to qualified institutional buyers as defined in Rule 144A under
the Securities Act ("QIBs").   Except as provided below, the
notes are evidenced by one or more global notes deposited with the trustee as custodian for The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. as DTC's nominee. The global notes and any notes issued in exchange therefor are subject to certain restrictions on transfer set forth in the global notes and in the indenture and bear a restrictive legend. Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A QIB may hold its interests in a global note directly through DTC if such QIB is a participant in DTC, or indirectly through organizations which are direct DTC participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. QIBs may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global notes to such persons may be limited. We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global notes to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global notes to owners of beneficial interests in the global notes. It is DTC's current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global notes, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

     If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests. Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate. Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchaser of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly. Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global notes. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes. According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Certificated notes may be issued in exchange for beneficial interests in notes represented by the global notes only in the limited circumstances set forth in the indenture.

Governing Law

     The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Concerning the Trustee

     The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. Mellon Investor Services LLC is the transfer agent and registrar for Freeport-McMoRan's common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

     When we issued the notes, we entered into a registration rights agreement with the initial purchaser of the notes. As required under that agreement, we have filed with the SEC, at our expense, a shelf registration statement, of which this prospectus forms a part, covering resales by holders of the notes and the common stock issuable upon conversion of the notes. Under the terms of the registration rights agreement, we have agreed to use our best efforts to:

     * cause the registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the notes; and

     * keep the registration statement effective until such date that the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitations of Rule 144 under the Securities Act or any successor rule thereto or otherwise.

     We also agreed to provide to each registered holder copies of the prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions). Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We may suspend the holder's use of the prospectus for a reasonable period not to exceed 30 days in any 90-day period, and not to exceed an aggregate of 90 days in any 12-month period, if we, in our reasonable judgment, believe we may possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

     If

     * on the 90th day following the earliest date of original issuance of any of the notes, the shelf registration statement, of which this prospectus forms a part, has not been filed with the SEC; or

     * on the 180th day following the earliest date of original issuance of any of the notes, the shelf registration statement has not been declared effective;
          or

     * the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

     * on the 30th day of any period that the prospectus has been suspended as described in the preceding paragraph, such suspension has not been terminated (each, a "registration default"),

additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured.

     Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

     * an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

     * an additional 0.5% of the principal amount from and after the 91st day following such registration default.

     In no event will liquidated damages accrue at a rate per year exceeding 0.5%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

     The summary herein of certain provisions of the registration rights agreement between us and the initial purchaser is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part or is available upon request to the Company.

     Upon their original issuance, the notes became eligible for trading on The PORTAL Market. The notes sold pursuant to this prospectus, however, will no longer be eligible for trading on The PORTAL Market. Although we intend to apply for listing on the New York Stock Exchange of the notes sold pursuant to this prospectus, we cannot assure you that an active trading market for the notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities.

 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR INVESTORS

     The following is a general discussion of material U.S. federal income tax consequences with respect to the purchase, ownership and disposition of the notes and the common stock acquired upon conversion. This summary is generally limited to holders who will hold the notes and the shares of common stock into which the notes are convertible as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and who acquire the notes in this offering at the initial offering price, and does not deal with special situations including those that may apply to particular holders such as exempt organizations, holders subject to the U.S. federal alternative minimum tax, non-U.S. citizens and foreign corporations or other foreign entities, dealers in securities, commodities or foreign currencies, financial institutions, insurance companies, regulated investment companies, holders whose "functional currency" is not the U.S. dollar and persons who hold the notes or shares of common stock in connection with a "straddle," "hedging," "conversion" or other risk reduction transaction.

     The federal income tax considerations set forth below are based upon the Code, Treasury Regulations promulgated thereunder, court decisions, and Internal Revenue Service ("IRS") rulings now in effect, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in federal income tax consequences different from those discussed below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion and there can be no assurance that the IRS will agree with such statements and conclusions.

     Based on currently applicable authorities, we will treat the notes as indebtedness for U.S. federal income tax purposes. However, since the notes have certain equity characteristics, it is possible that the IRS will contend that the notes should be treated as an equity interest in, rather than indebtedness of our company. Except as otherwise noted, the remainder of this discussion assumes that the notes will constitute indebtedness for U.S. tax purposes.

     INVESTORS CONSIDERING THE PURCHASE OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Taxation of Interest

     Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting.

Conversion or Repurchase for Common Stock

     A Holder will not recognize income, gain or loss upon conversion of the notes solely into our common stock (except with respect to any amounts attributable to accrued interest on the notes, which will be treated as interest for federal income tax purposes), and except with respect to cash received in lieu of fractional shares. If we repurchase a note in exchange for common stock pursuant to exercise of the repurchase right upon a change of control, although the matter is not entirely clear, such exchange should be treated in the same manner as a conversion of the note as described in the preceding sentence. The holder's tax basis in the common stock received on conversion or repurchase of a note for common stock pursuant to the repurchase right will be the same as the holder's adjusted tax basis in the notes exchanged therefore at the time of conversion or repurchase (reduced by any basis allocable to a fractional share), and the holding period for the common stock received on conversion or repurchase will include the holding period of the notes that were converted or repurchased.

     Cash received in lieu of a fractional share of common stock upon conversion of the notes into common stock or upon a repurchase for common stock of a note pursuant to exercise of the repurchase right upon a change of control will generally be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share.

Dividends on Common Stock

     We do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, the distributions will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of common stock. Any such distributions in excess of the holder's basis in the shares of common stock will generally be treated as capital gain. Subject to applicable limitations, dividends paid to holders that are U.S. corporations will qualify for the dividends-received deduction so long as there are sufficient earnings and profits.

Disposition, Redemption or Repurchase for Cash

     Except as set forth above under "Conversion or Repurchase for Common Stock," holders generally will recognize capital gain or loss upon the sale, redemption, including a repurchase by us for cash pursuant to the repurchase right, or other taxable disposition of the notes or common stock in an amount equal to the difference between:

     * the holder's adjusted tax basis in the notes or common stock (as the case may be); and

     * the amount of cash and fair market value of any property received from such disposition (other than amounts attributable to accrued interest on the notes, which will be treated as interest for federal income tax purposes).

     A holder's adjusted tax basis in a note generally will equal the cost of the note to such holder. (For a discussion of the holder's basis in shares of our common stock, see "Conversion or Repurchase for Common Stock").

     Gain or loss from the taxable disposition of the notes or common stock generally will be long-term capital gain or loss if the notes and/or shares of common stock were held for more than one year at the time of the disposition. The deductibility of capital losses is subject to limitations.

Adjustment of Conversion Price

     The conversion price of the notes is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury Regulations issued thereunder, certain adjustments to (or the failure to make such adjustments to) the conversion price of the notes that increase the proportionate interest of a holder in our assets or earnings and profits may result in a taxable constructive distribution to the holders of the notes, whether or not the holders ever convert the notes. Such constructive distribution will be treated as a dividend, resulting in ordinary income (and a possible dividends received deduction in the case of corporate holders) to the extent of our current or accumulated earnings and profits, with any excess treated first as a tax-free return of capital which reduces the holder's tax basis in the notes to the extent thereof and thereafter as gain from the sale or exchange of the notes. Generally, a holder's tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion price of the notes that increases the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a constructive distribution to such holders, taxable as described above. As a result, holders of notes could have taxable income as a result of an event pursuant to which they receive no cash or property.

Backup Withholding and Information Reporting

     We or our designated paying agent will, where required, report to holders of notes or common stock and the IRS the amount of any interest paid on the notes or dividends paid with respect to the common stock (or other reportable payments) in each calendar year and the amount of tax, if any, withheld with respect to such payments.

     Under the backup withholding provisions of the Code and the applicable Treasury Regulations, a holder of notes or our common stock acquired upon the conversion of a note may be subject to backup withholding at the rate of 31% with respect to dividends or interest paid on, or the proceeds of a sale, exchange or redemption of, the notes or the common stock, unless:

     * such holder is a corporation or comes within certain other exempt categories and when required demonstrates this fact; or

     * provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

     The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

     THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                  DESCRIPTION OF COMMON STOCK

General

     As of the date of this prospectus, our certificate of incorporation authorized us to issue up to 211,800,000 shares of class A common stock, par value $0.10 per share, and 211,800,000 shares of class B common stock, par value $0.10 per share. As of December 31, 2001, 55,459,026 shares of our class A common stock and 88,516,599 shares of our class B common stock were outstanding. Our class A common stock and class B common stock are listed on the New York Stock Exchange.

Voting Rights

     With respect to the election of directors, holders of class A common stock, voting together with holders of voting preferred stock, are entitled to elect 20 percent of the authorized number of members of our board of directors, excluding those directors that holders of preferred stock have the exclusive right to elect. Each share of class A common stock and each share of voting preferred stock has one vote. Holders of class B common stock are entitled to elect the remaining directors. Each holder of class B common stock has one vote per share. With respect to all other matters submitted to a vote of our shareholders, except as required by law, the holders of the class A and class B common stock vote together as a single class, and record holders of each class have one vote per share.

     The special voting rights of our class A common stock and voting preferred stock may be eliminated by the vote of a majority of the class A and class B common shares present and voting at any annual or special meeting of stockholders. We previously represented to the Internal Revenue Service that we would not change the special voting rights of the class A and class B common stock until after July 2000. While we have not taken steps to eliminate the special voting rights or combine the two classes into a single class of common stock, we may do so in the future.

     In addition to our annual meeting of stockholders, special meetings of stockholders may be called by the chairman or vice chairman of our board of directors, the president of the company, or a majority of our board of directors. Our bylaws require that notice of a stockholders meeting be given to each stockholder at least 10 days but not more than 60 days before the date of the meeting. The holders of a majority of our outstanding stock entitled to vote at a stockholders' meeting constitutes a quorum for the purpose of transacting business at the meeting.

Dividends

     Holders of our class A and class B common stock will share ratably in any cash dividend that may from time to time be declared by our board of directors. Dividends consisting of shares of class A or class B common stock also may be declared and will be paid as follows:

     * shares of class A common stock may be paid only to holders of shares of class A common stock, and shares of class B common stock may be paid only to holders of shares of class B common stock; and

     * shares will be paid proportionately with respect to each outstanding class A or class B common share.

Our amended credit facilities prohibit the payment of dividends on our common stock. See "Refinancing Transactions" and "Dividend
Policy."

Other Rights

     In the case of any reorganization or consolidation or merger of our company with another company, holders of shares of class A or class B common stock will be entitled to receive stock, other securities and property of the same kind and amount as that received by the other class. However, holders of each class may receive different kinds of shares if the only difference in the shares is the inclusion of voting rights that continue the special voting rights regarding the election of directors described above.

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, prior to any distributions to the holders of our common stock, the holders of preferred stock will receive any payments to which they are entitled. Subsequent to those payments, the holders of our class A and class B common stock will share ratably, according to the number of shares held by them, in our remaining assets, if any.

     Shares of our class A and class B common stock are not redeemable and have no subscription, conversion or preemptive rights. Both classes of common stock are freely transferable, except for the common stock issuable upon conversion of the notes.

     In 1995, in connection with Rio Tinto plc's purchase of 23.9 million shares of our class A common stock, we entered into an agreement that provided Rio Tinto with certain preemptive rights and first offer rights if we issued common stock, including securities convertible into common stock, in a future public or non-public offering. In addition, the agreement provides Rio Tinto with registration rights. Although Rio Tinto has rights under the agreement to purchase notes in this offering, Rio Tinto has waived its rights to purchase any of the notes.

Provisions of Our Certificate of Incorporation

     Our certificate of incorporation contains provisions that are designed in part to make it more difficult and time-consuming for a person to obtain control of our company unless they pay a required value to our stockholders. Some provisions also are intended to make it more difficult for a person to obtain control of our board of directors. These provisions reduce the vulnerability of our company to an unsolicited takeover proposal. On the other hand, these provisions may have an adverse effect on the ability of stockholders to influence the governance of our company. You should read our certificate of incorporation and bylaws for a more complete description of the rights of holders of our common stock.

     Classified Board of Directors. Our certificate of incorporation divides the members of our board of directors, other than those that may be elected solely by the holders of our preferred stock, into three classes serving three-year staggered terms. The classification of directors has the effect of making it more difficult for our stockholders to change the composition of our board. At least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a majority of stockholders believes that this change would be desirable.

     Supermajority Voting/Fair Price Requirements. Our certificate of incorporation provides that the approval of the holders of two-thirds of our outstanding common stock is required for:

     * any merger or consolidation of our company or any of our subsidiaries with or into any person or entity, or any affiliate of that person or entity, who was within the two years prior to the transaction a beneficial owner of 20 percent or more of our common stock or any class of our common stock (an "interested party");

     * any merger or consolidation of an interested party with or into our company or any of our subsidiaries;

     * any sale, lease, mortgage, pledge or other disposition of more than 10 percent of the fair market value of the assets of our company or any of our subsidiaries in one or more transactions involving an interested party;

     * the adoption of any plan or proposal for liquidation or dissolution of our company proposed by or on behalf of any interested party;

     * the issuance or transfer by our company or any of our subsidiaries of securities having a fair market value of $10.0 million or more to any interested party; or

     * any recapitalization, reclassification, merger or consolidation of our company or any of our subsidiaries that would increase an interested party's voting power in our company or any of our subsidiaries.

     However, the two-thirds voting requirement is not applicable if:

     * our board approves the transaction, or approves the acquisition of the common stock that caused the interested person to become an interested person, and the vote includes the affirmative vote of a majority of our directors who are not affiliates of the interested party and who were members of our board prior to the time the interested party became the interested party;

     * the transaction is solely between us and any of our wholly owned subsidiaries or between any of our wholly owned subsidiaries; or

     * the transaction is a merger or consolidation and the consideration to be received by our common stockholders is at least as high as the highest price per share paid by the interested party for our common stock on the date the common stock was last acquired by the interested party or during a period of two years prior.

     Supermajority Voting/Amendments to Certificate of Incorporation. The affirmative vote of at least two-thirds of our company's outstanding common stock is required to amend, alter, change or repeal the provisions in our certificate of incorporation providing for the fair price requirements described above or our classified board of directors with staggered three-year terms.

     Removal of Directors; Filling Vacancies on Board of Directors. Directors may be removed, with cause, by the vote of the holders of all classes of stock entitled to vote at an election of directors, voting together as a single class. Directors may not be removed without cause by stockholders. Vacancies in a directorship may be filled by the vote of the class or classes of shares that had previously elected the director creating the vacancy, or by the remaining directors or director elected by that class. The board may increase the number of directors and fill the newly created directorships, but following the enlargement, 80 percent of the members of the enlarged board must consist of directors elected by the holders of our class B common stock.

Rights Agreement

     Our Rights Agreement is designed to deter abusive takeover tactics and to encourage prospective acquirors to negotiate with our board rather than attempt to acquire the company in a manner or on terms that the board deems unacceptable. Under our Rights Agreement, each outstanding share of class A and class B common stock includes an associated preferred stock purchase right. If the rights become exercisable, each right will entitle its holder to purchase one one-hundredth (1/100) of a share of our series A participating cumulative preferred stock at an exercise price of $60 per unit, subject to adjustment. The rights trade with all outstanding shares of our class A and class B common stock. The rights will separate from our common stock and become exercisable upon the earlier of-

     * the tenth day following a public announcement that a person or group of affiliated or associated persons (other than Rio Tinto Indonesia Limited and its affiliates or associates) has acquired beneficial ownership of 20 percent or more of our outstanding common stock, or 20 percent or more of either our class A common stock or class B common stock (an "acquiring person"); or

     * the tenth business day, or any later date as determined by our board prior to the time that any person or group becomes an acquiring person, following the commencement of or announcement of an intention to make a tender offer or exchange offer that, if consummated, would result in the person or group becoming an acquiring person.

     Term of Rights. The rights will expire on May 3, 2010, unless we extend this date or redeem or exchange the rights as described below.

     Exercise After Someone Becomes An Acquiring Person. After any person or group becomes an acquiring person, each holder of a right will be entitled to receive upon exercise that number of shares of our class B common stock having a market value of two times the exercise price of the right. However, this right will not apply to an acquiring person, whose rights will be void.

     Upon the occurrence of certain events after someone becomes an acquiring person, each holder of a right, other than the acquiring person, will be entitled to receive, upon exercise of the right, common stock of the acquiring company having a market value equal to two times the exercise price of the right. These rights will arise only if after a person or group becomes an acquiring person:

     * we are acquired in a merger or other business combination; or

     * we sell or otherwise transfer 50 percent or more of our assets or earning power.

     Adjustment. The exercise price, the number of rights outstanding, and the number of preferred shares issuable upon exercise of the rights are subject to adjustment from time to time to prevent certain types of dilution. We will not issue fractional preferred stock shares. Instead, we will make a cash adjustment based on the market price of the preferred stock prior to the date of exercise.

     Rights, Preferences, and Limitations of Rights. Preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will entitle the holder to receive a preferential quarterly dividend payment of the greater of $1.00 or 100 times the dividend declared per share of our common stock. In the event of liquidation, the holders of each share of our preferred stock will be entitled to a preferential liquidation payment of the greater of $0.10 per share or 100 times the payment made per share of our common stock. Each share of our preferred stock will entitle the holder to 100 votes and will vote together with our class B common stock, or if we no longer have separate classes of common stock, our common stock. Finally, in the event of any merger, consolidation or other transaction in which our common stock is exchanged, each share of our preferred stock will entitle the holder to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions. Because of the nature of our preferred stock's dividend, liquidation and voting rights, the value of each one one-hundredth interest in a share of preferred stock should approximate the value of one share of our class B common stock.

     Exchange and Redemption. After a person or group becomes an acquiring person, we may exchange the rights, in whole or in part, at an exchange ratio, subject to adjustment, of one share of our class B common stock, or one one-hundredth of a share of preferred stock, per right. We generally may not make an exchange after any person or group becomes the beneficial owner of 50 percent or more of our common stock or 50 percent or more of our class A common stock or class B common stock.

     We may redeem the rights in whole, but not in part, at a price of $0.01 per right, subject to adjustment, at any time prior to any person or group becoming an acquiring person. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Once redeemed, the rights will terminate immediately and the only right of the rights holders will be to receive the cash redemption price.

     Amendments. We may amend the terms of the rights without the consent of the rights holders, including an amendment to lower the thresholds described above. However, after any person or group becomes an acquiring person, we may not amend the terms of the rights in any way that adversely affects the interests of the rights holders.

                    SELLING SECURITYHOLDERS


     The notes originally were issued by us and sold by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the initial purchaser in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchases to be qualified institutional buyers. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the notes and the common stock into which the notes are convertible pursuant to this prospectus. The selling securityholders may offer all, some or none of the notes and the common stock into which the notes are convertible.

     The table below sets forth information, as of October 31, 2001, with respect to the selling securityholders and the principal amounts of notes and amounts of common stock beneficially owned by each selling securityholder that may be offered under this prospectus by the selling securityholders.
The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes or common stock in transactions exempt from the registration requirements of the Securities Act.

     Because the selling securityholders may offer all or some portion of the notes or the common stock to be offered by them, we cannot estimate the amount of any sales.

     The initial purchaser of the notes or its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. The initial purchaser of the notes is an affiliate of a lender under our bank credit facility. Such affiliates of the initial purchaser received their proportionate share of the repayment by us of amounts outstanding under our bank credit facility from the sale of the notes to the initial purchaser. To our knowledge, none of the other selling securityholders has had any position, office or other material relationship with us or our affiliates within the past three years.


                           Principal
                           Amount of  Percentage    Number of Shares
                             Notes        of        of Common Stock
Name of Selling            Owned and    Notes        That May be
Securityholder              Offered   Outstanding      Sold(1)
AAM Zazove International $    500,000     *              34,965
Convertible Fund L.P.

Absolute Return Fund Ltd.     150,000     *              10,489

Advent Convertible Master   5,190,000     *             362,937
Cayman L.P.

AIG SoundShore Holdings     7,556,000   1.25%           528,391
Ltd.

AIG SoundShore
Opportunity Holding Fund    4,354,000     *             304,475
Ltd.

AIG SoundShore Strategic
Holding Fund Ltd.           2,590,000     *             181,118

American Motorist             658,000     *              46,013
Insurance Company

American Samoa Government      27,000     *               1,888

Arapahoe County Colorado       64,000     *               4,475

Aristeia International      8,340,000   1.38%           583,216
Limited

Aristeia Trading LLC        2,660,000     *             186,013

BP Amoco PLC, Master        1,084,000     *              75,804
Trust


Beta Equities Inc.          6,115,000   1.01%           427,622

CALAMOS  Market Neutral
Fund - CALAMOS Investment   2,000,000     *             139,860
Trust

Chrysler Corporation
Master Retirement              30,000     *               2,097
     Plan

Circlet (IMA) Limited       3,000,000     *             209,790

City of New Orleans           264,000     *              18,461

City University of New        158,000     *              11,048
York

Commonfund Global Macro       842,000     *              58,881
Company

CSFB Convertible and
Quantitative                3,750,000     *             262,237
     Strategies

1976 Distribution Trust
FBO A.R.                        9,000     *                 629
     Lauder/Zinterhofer

1976 Distribution Trust        17,000     *               1,188
FBO Jane A. Lauder

Delta Air Lines Master
Trust (c/o Oaktree             10,000     *                 699
Capital Management, LLC)

Delta Pilots D & S Trust        5,000     *                 349

Deutsche Banc Alex Brown   31,496,000   5.22%         2,202,517
Inc.

Dredsner Kleinwort
Wasserstein-Gratchester     1,000,000     *              69,930
     Inc.

Estate of James Campbell      172,000     *              12,027

Fidelity Contrafund:       19,805,000   3.28%         1,384,965
Fidelity Contrafund

Fidelity Devonshire
Trust: Fidelity Equity-    14,830,000   2.45%         1,037,062
     Income Fund

Fidelity Financial Trust:
Fidelity Convertible       21,890,000   3.63%         1,530,792
     Securities Fund

Fidelity Puritan Trust:     8,380,000   1.39%           586,013
Fidelity Puritan Fund

Fidelity Summer Street
Trust: Fidelity             3,713,000     *             259,650
     Capital & Income Fund

Global Bermuda Limited      2,000,000     *             139,860
Partnership

GM Employees Global Grp
Pen Tr (Abs                 1,500,000     *             104,895
     Return Portfolio)

General Motor Welfare
Benefit Trust               3,000,000     *             209,790
      (VEBA)

Goldman Sachs and Company   8,350,000   1.38%           583,916

Grady Hospital Foundation     139,000     *               9,720

Granville Capital           3,000,000     *             209,790
Corporation

HBK Master Fund L.P.        2,500,000     *             174,825

HFR Convertible Arbitrage     435,000     *              30,419
Account

HFR Zazove Master Trust       150,000     *              10,489

Highbridge International   14,500,000   2.40%         1,013,986
LLC

Hotel Union & Hotel           291,000     *              20,349
Industry of Hawaii

Independence Blue Cross       280,000     *              19,580

James Campbell                226,000     *              15,804
Corporation, The

Jefferies & Company Inc.        7,000     *                 489


Lakeshore International,    8,250,000   1.37%           576,923
Ltd.

Lexington (IMA) Limited        80,000     *               5,594

Lipper Convertibles, L.P.   5,000,000     *             349,650

Lipper Offshore             2,500,000     *             174,825
Convertibles, L.P.

Local Initiatives Support      66,000     *               4,615
Corporation

McMahan Securities Co.      1,450,000     *             101,398
L.P.

Merced Partners Limited     4,500,000     *             314,685
Partnership

Minnesota Power and Light     285,000     *              19,930

Morgan Stanley Dean
Witter Convertible          2,250,000     *             157,342
     Securities Trust

Municipal Employees           239,000     *              16,713

Nabisco Holdings               37,000     *               2,587

New Orleans Firefighters
Pension /                     144,000     *              10,069
      Relief Fund

Occidental Petroleum          267,000     *              18,671
Corporation

Omega Capital Investors,      761,000     *              53,216
L.P.

Omega Capital Partners,     9,407,000   1.56%           657,832
L.P.

Omega Overseas Partners,    7,875,000   1.30%           550,699
Ltd.

OCM Convertible Trust          30,000     *               2,097

Oz Master Fund, Ltd.        4,770,000     *             333,566

Partner Reinsurance            60,000     *               4,195
Company Ltd.

Peoples Benefit Life
Insurance Company           1,000,000     *              69,930
     TEAMSTERS

Pioneer High Yield Fund    23,120,000   3.83%         1,616,783

Pioneer High Yield VCT      1,200,000     *              83,916
Portfolio

Pioneer Strategic Income      160,000     *              11,188
Fund

Pioneer Strategic Income       20,000      *              1,398
VCT Portfolio

Policeman and Firemen
Retirement System             693,000     *              48,461
     of the City of
Detroit

Pro-mutual                    780,000     *              54,545

R2 Investments, LDC         5,000,000     *             349,650

Ramius Capital Group          279,000     *              19,510

Raytheon Master Pension       219,000     *              15,314
Trust

RCG Latitude Master Fund    1,115,000     *              77,972
Ltd.

RCG Multi Strategy LP         106,000     *               7,412

RJR Reynolds                  112,000     *               7,832

Retail Clerks Pension       1,500,000     *             104,895
Trust

Retail Clerks Pension       1,000,000     *              69,930
Trust #2

2000 Revocable Trust FBO
A.R.                            9,000     *                 629
     Lauder/Zinterhofer

St. Albans Partners Ltd.    4,000,000     *             279,720

San Diego County
Employees Retirement          650,000     *              45,454
     Association

SG Cowen Securities           200,000     *              13,986
Corporation


Shell Pension Trust           653,000     *              45,664

Stark International         4,000,000     *             279,720

State Employees'
Retirement Fund of the         10,000     *                 699
     State of Delaware

State of Connecticut
Combined Investment            20,000     *               1,398
     Funds

State of Maryland           3,342,000     *             233,706
Retirement Agency

Susquehanna Capital Group  11,500,000   1.90%           804,195

Tamarack International,     4,750,000     *             332,167
Ltd.

TQA Master Fund Ltd.        3,000,000     *             209,790

TQA Master Plus Fund Ltd.   3,000,000     *             209,790

Tribeca Investments,        4,500,000     *             314,685
L.L.C.

Van Kampen Equity Income   17,400,000   2.88%         1,216,783
Fund

Van Kampen Harbor Fund      2,600,000     *             181,818

Vanguard Convertible          675,000     *              47,202
Securities Fund, Inc.

Variable Insurance
Products Fund:  Equity-     6,790,000   1.12%           474,825
     Income Fund

Variable Insurance
Products Fund II:           5,025,000     *             351,398
     Contrafund Portfolio

Viacom Inc. Pension Plan       31,000     *               2,167
Master Trust

Zazove Hedged Convertible     600,000     *              41,958
Fund L.P.

Zazove Income Fund L.P.       500,000     *              34,965

Zurich Institutional          162,000     *              11,328
Benchmarks

Zurich Institutional
Benchmarks Master             600,000     *              41,958
     Fund Ltd.
                         ------------   -----        ----------
            TOTAL        $345,329,000   57.20%       24,148,861
                         ============   =====        ==========

___________________
*    less than 1%


(1) The notes are convertible into shares of class A or class B common stock at a conversion price of $14.30 per share.

                      PLAN OF DISTRIBUTION

     The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and our common stock into which the notes are convertible directly to purchasers or through underwriters, brokers-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The notes and common stock issuable upon conversion of the notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     *    on any national securities exchange or U.S.
          inter-dealer system of a registered national securities association on which the notes or our common stock may be listed or quoted at the time of sale;

     *    in the over-the-counter market;

     * otherwise than on these exchanges or systems or in the over-the-counter market;

     * through the writing of options, whether the options are listed on an options exchange or otherwise; or

     *    through the settlement of short sales.

     In connection with the sale of the notes and common stock issuable upon conversion of the notes, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or common stock in the course of hedging the positions they assume. The selling securityholders also may sell the notes or common stock issuable upon conversion of the notes, short and deliver these securities to close out their short positions, or loan or pledge the notes or common stock to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling securityholders from the sale of the notes or common stock offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from the sales by selling securityholders.

     Our class A and class B common stock are traded on the New York Stock Exchange under the symbols "FCXA" and "FCX," respectively. The notes sold pursuant to this prospectus will no longer be eligible for trading on The PORTAL Market. Although we intend to apply for the listing of the notes on the New York Stock Exchange, we cannot assure you that an active trading market for the notes will develop or be sustained.

     In order to comply with the securities laws of some states, if applicable, the notes and common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Securities Exchange Act of 1934 and the rules thereunder relating to stock manipulation, particularly Regulation M.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than under this prospectus. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

     To the extent required, the specific notes or shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and our common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and our common stock, including liabilities under the Securities Act of 1933.

     We have agreed to pay substantially all of the expenses of registering the notes and common stock under the Securities Act of 1933 and of compliance with blue sky laws, including registration and filing fees, printing and duplicating expenses, legal fees of our counsel, fees for one legal counsel retained by the selling securityholders and fees of the trustee under the indenture pursuant to which we originally issued the notes and of the registrar and transfer agent of our common stock. If the notes or the common stock into which the notes may be converted are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts, underwriting commissions and agent commissions.

     Under the registration rights agreement, we are obligated to use reasonable efforts to keep the registration statement effective until, and therefore this offering will terminate on, the earlier of: (1) the date on which all securities offered under this prospectus have been sold pursuant to this prospectus, and (2) the date on which all outstanding securities held by non-affiliates of ours may be resold without registration under the Securities Act of 1933 pursuant to Rule 144(k) under the Securities Act of 1933.

                         LEGAL MATTERS

     The validity of the securities will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.

                            EXPERTS

     Our audited financial statements and schedules included in this prospectus and incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Arthur Andersen LLP, independent public accountants as indicated in their reports contained in our Annual Report on Form 10-K. We have relied upon their authority as experts in accounting and auditing in giving these reports. Our future audited financial statements and schedules and the reports of our independent public accountants also will be incorporated by reference in this prospectus in reliance upon the authority of our accountants as experts in giving those reports to the extent our auditors have audited those financial statements and consented to the use of their reports thereon.

     Our reserves as of December 31, 2000 included in this prospectus and incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, have been verified by Independent Mining Consultants, Inc. This reserve information has been included in this prospectus and incorporated by reference herein in reliance upon the authority of Independent Mining Consultants, Inc. as experts in mining, geology and reserve determination.

           WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, under which we file periodic reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be examined without charge at the SEC public reference room located at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549. We also file information electronically with the SEC. Our electronic filings are available from the SEC's Internet site at http://www.sec.gov. Copies of all or a portion of our filings may also be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information.

     We have agreed that if, at any time that the notes or the common stock issuable upon conversion of the notes are "restricted securities" within the meaning of the Securities Act of 1933 and we are not subject to the information reporting requirements of the Securities Exchange Act of 1934, we will furnish to holders of the notes and such common stock and to prospective purchasers designated by them the information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act of 1933 to permit compliance with Rule 144A in connection with resales of the notes and such common stock.

     We are "incorporating by reference" specified documents that we file with the SEC, which means:

     * incorporated documents are considered part of this prospectus;

     * we are disclosing important information to you by referring you to those documents, and

     * information that we file in the future with the SEC will automatically update and supersede this prospectus.

     We incorporate by reference the documents listed below and any documents that we file with the SEC under Section 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus and before the end of the offering of the notes:

     * our current reports on Form 8-K, filed on January 2, 2001, July 30, 2001, August 2, 2001, September 26, 2001 and December 13, 2001;

     * our annual report on Form 10-K for the fiscal year ended December 31, 2000 filed March 23, 2001;

     * our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2001 filed May 7, 2001; June 30, 2001 filed July 30, 2001; and September 30, 2001 filed November 1, 2001.

     At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or calling us at:

               Freeport-McMoRan Copper & Gold Inc.
                       1615 Poydras Street
                  New Orleans, Louisiana 70112
                Attention: Christopher D. Sammons
                       Investor Relations
                         (504) 582-4000

              Freeport-McMoRan Copper & Gold Inc.
                      FCX Investment Ltd.


                         $603,750,000
             8 1/4% Convertible Senior Notes due 2006



              Freeport-McMoRan Copper & Gold Inc.
                     Class A Common Stock
                     Class B Common Stock






                        PROSPECTUS







                     January ___, 2002






                            PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The estimated fees and expenses payable by us in connection with the issuance and distribution of the securities being registered are as follows:

          SEC registration fee                      $150,750
          Printing costs                              20,000*
          Legal fees and expenses                     70,000*
          Accounting fees and expenses                30,000*
          Rating agency fees                          50,000*
          Blue sky fees and expenses                  10,000*
          Trustee's and registrar's fees              20,000*
          Miscellaneous                                9,250*
                                                    --------
          Total                                     $360,000*
                                                    ========

          *All amounts listed above other than the registration fee are estimated.

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware empowers us to indemnify, subject to the standards prescribed in that Section, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person is or was our director, officer, employee or agent.
Article VIII of our Certificate of Incorporation and Article XXV of our by-laws provides that each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding by reason of the fact that the person is or was our director, officer, employee or agent shall be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of Delaware.
The indemnification covers all expenses, liability and loss reasonably incurred by the person and includes attorneys' fees, judgments, fines and amounts paid in settlement. The rights conferred by Article VIII of our Certificate of Incorporation and
Article XXV of our by-laws are contractual rights and include the right to be paid by us the expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

     Article VIII of our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (1) for any breach of the duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividend or unlawful stock repurchases or redemptions or (4) transactions from which directors derive improper personal benefit.

     We have an insurance policy insuring our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Item 16.  Exhibits.

     1.1 Purchase Agreement dated as of August 7, 2001 among the
        Registrants and Merrill Lynch & Co., Merrill Lynch,
        Pierce, Fenner & Smith Incorporated.*

     2.1 Agreement dated as of May 2, 1995 by and between Freeport-McMoRan Inc. (FTX) and Freeport-McMoRan Copper & Gold Inc. (FCX) and The RTZ Corporation PLC., RTZ Indonesia Limited, and RTZ America, Inc. (the Rio Tinto Agreement).*

     2.2 Amendment dated May 31, 1995 to the Rio Tinto
        Agreement.*

     2.3 Distribution Agreement dated as of July 5, 1995 between
        FTX and FCX.*

     3.1 Composite Copy of the Certificate of Incorporation of
        FCX.*

     4.1 Indenture dated as of August 7, 2001 among the Registrants and The Bank of New York, including the form of the notes.*

     4.2 Registration Rights Agreement dated as of August 7, 2001 among the Registrants and Merrill Lynch & Co., Merrill
        Lynch, Pierce, Fenner & Smith Incorporated.*

     4.3 Collateral Pledge and Security Agreement dated as of
        August 7, 2001 between FCX Investment Ltd. and The Bank of New York.*

     4.4 Senior Indenture dated as of November 15, 1996 from FCX to The Chase Manhattan Bank, as Trustee.*

     4.5 First Supplemental Indenture dated as of November 18, 1996 from FCX to The Chase Manhattan Bank, as Trustee, providing for the issuance of the Senior Notes and supplementing the Senior Indenture dated November 15, 1996 from FCX to such Trustee, providing for the issuance of Debt Securities.*

     5.1 Opinion of Jones, Walker, Waechter, Poitevent, Carrere &
        Denegre, L.L.P. as to the legality of the securities.*

     10.1 Contract of Work dated December 30, 1991 between the
        Government of the Republic of Indonesia and PT Freeport
        Indonesia.*


     10.2 Contract of Work dated August 15, 1994 between the
        Government of the Republic of Indonesia and PT Irja
        Eastern Minerals Corporation.*

     10.3 Concentrate Purchase and Sales Agreement dated effective December 11, 1996 between PT Freeport
        Indonesia and PT Smelting.*

     10.4 Participation Agreement dated as of October 11, 1996 between PT Freeport Indonesia and P.T. RTZ-CRA Indonesia with respect to a certain contract of work.*

     10.5 Second Amended and Restated Joint Venture and
        Shareholders' Agreement dated as of December 11, 1996 among Mitsubishi Materials Corporation, Nippon Mining and Metals Company, Limited and PT Freeport Indonesia.*

     10.6 1995 Long-Term Performance Incentive Plan of FCX.*

     10.7 FCX President's Award Program.*

     10.8 FCX 1995 Stock Option Plan.*

     12.1 Computation of Ratio of Earnings to Fixed Charges.*

     23.1 Consent of Arthur Andersen LLP.

     23.2 Consent of Jones, Walker, Waechter, Poitevent,
        Carrere & Denegre, L.L.P. included as part of Exhibit
        5.*

     23.3 Consent of Independent Mining Consultants, Inc.

     24.1 Powers of Attorney.*

     25.1 Form T-1; Statement of Eligibility of the Trustee under the Trust Indenture Act.*

_____________________
*  Previously filed

Item 17.  Undertakings.

     (1)  The undersigned Registrant hereby undertakes:

       (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by section
       10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

       Provided, however, that paragraphs (a)(1)(i) and
     (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

       (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Trust Indenture Act.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Freeport-McMoRan Copper & Gold Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Orleans, Louisiana, on January 4, 2002.

                                 Freeport-McMoRan Copper & Gold Inc.


                                 By:/s/ Richard C. Adkerson
                                     Richard C. Adkerson
                                     President and Chief
                                     Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities indicated on January 4, 2002.


             Signature                       Title
             ---------                       -----
                                         Chairman of the Board,
                *                        Chief Executive
          James R. Moffett               Officer and Director
                                         (Principal Executive Officer)


                                         Vice Chairman of
                *                        the Board
         B. M. Rankin, Jr.               and Director



       /s/Richard C. Adkerson            President and Chief Financial
        Richard C. Adkerson              Officer (Principal
                                         Financial Officer)

                                         Vice President and
                                         Controller -
                *                        Financial Reporting
      C. Donald Whitmire, Jr.            (Principal
                                         Accounting Officer)



                *                        Director
       Robert J. Allison, Jr.




                *                        Director
        Robert W. Bruce III




                *                        Director
         R. Leigh Clifford

                *                        Director
           Robert A. Day




                *                        Director
           Gerald J. Ford




                *                        Director
        H. Devon Graham, Jr.




                *                        Director
            Steven Green




               *                         Director
        Oscar L. Groeneveld




               *                         Director
        J. Bennett Johnston




              *                          Director
          Bobby Lee Lackey




              *                          Director
       Gabrielle K. McDonald




              *                          Director
          J. Stapleton Roy




              *                          Director
         J. Taylor Wharton



   *By:/s/ Richard C. Adkerson
        Richard C. Adkerson
          Attorney-in-Fact

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, FCX Investment Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Orleans, Louisiana, on January 4, 2002.

                                 FCX Investment Ltd.


                                 By:/s/Richard C. Adkerson
                                     Richard C. Adkerson
                                         President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following person in the capacity indicated on January 4, 2002.

          Signature                          Title
          ---------                          -----
      /s/ Richard C. Adkerson
          Richard C. Adkerson            President and Director
                                         (Principal Executive,
                                          Financial and Accounting
                                          Officer and Authorized
                                          Representative in the
                                          United States)

                         EXHIBIT INDEX


     1.1  Purchase Agreement dated as of August 7, 2001 among the
          Registrants and Merrill Lynch & Co., Merrill Lynch,
          Pierce, Fenner & Smith Incorporated.*

     2.1 Agreement dated as of May 2, 1995 by and between Freeport-McMoRan Inc. (FTX) and Freeport-McMoRan Copper
          & Gold Inc. (FCX) and The RTZ Corporation PLC., RTZ
          Indonesia Limited, and RTZ America, Inc. (the Rio Tinto
          Agreement).*

     2.2  Amendment dated May 31, 1995 to the Rio Tinto
          Agreement.*

     2.3  Distribution Agreement dated as of July 5, 1995 between
          FTX and FCX.*

     3.1  Composite Copy of the Certificate of Incorporation of
          FCX.*

     4.1 Indenture dated as of August 7, 2001 among the Registrants and The Bank of New York, including the form of the notes.*

     4.2  Registration Rights Agreement dated as of August 7,
          2001 among the Registrants and Merrill Lynch & Co.,
          Merrill Lynch, Pierce, Fenner & Smith Incorporated.*

     4.3  Collateral Pledge and Security Agreement dated as of
          August 7, 2001 between FCX Investment Ltd. and The Bank of New York.*

     4.4 Senior Indenture dated as of November 15, 1996 from FCX to The Chase Manhattan Bank, as Trustee.*

     4.5 First Supplemental Indenture dated as of November 18, 1996 from FCX to The Chase Manhattan Bank, as Trustee, providing for the issuance of the Senior Notes and supplementing the Senior Indenture dated November 15, 1996 from FCX to such Trustee, providing for the issuance of Debt Securities.*

     5.1  Opinion of Jones, Walker, Waechter, Poitevent,
          Carrere & Denegre, L.L.P. as to the legality of the securities.*

     10.1 Contract of Work dated December 30, 1991 between the
          Government of the Republic of Indonesia and PT Freeport
          Indonesia.*

     10.2 Contract of Work dated August 15, 1994 between the
          Government of the Republic of Indonesia and PT Irja
          Eastern Minerals Corporation.*

     10.3 Concentrate Purchase and Sales Agreement dated effective December 11, 1996 between PT Freeport
          Indonesia and PT Smelting.*

     10.4 Participation Agreement dated as of October 11, 1996 between PT Freeport Indonesia and P.T. RTZ-CRA
          Indonesia with respect to a certain contract of work.*

     10.5 Second Amended and Restated Joint Venture and
          Shareholders' Agreement dated as of December 11, 1996 among Mitsubishi Materials Corporation, Nippon Mining and Metals Company, Limited and PT Freeport Indonesia.*

     10.6 1995 Long-Term Performance Incentive Plan of FCX.*

     10.7 FCX President's Award Program.*

     10.8 FCX 1995 Stock Option Plan.*

     12.1 Computation of Ratio of Earnings to Fixed Charges.*

     23.1 Consent of Arthur Andersen LLP.

     23.2 Consent of Jones, Walker, Waechter, Poitevent,
          Carrere & Denegre, L.L.P. included as part of Exhibit
          5.*

     23.3 Consent of Independent Mining Consultants, Inc.

     24.1 Powers of Attorney*

     25.1 Form T-1; Statement of Eligibility of the Trustee under the Trust Indenture Act.*

_____________________
*  Previously filed